EXHIBIT 10.169

Loan No: 31-0914954

LOAN AGREEMENT
Dated as of August 22, 2012
Between
DAYTON MALL II, LLC,
as Borrower
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Lender

TABLE OF CONTENTS
Page

DEFINITIONS; PRINCIPLES OF CONSTRUCTION	1
Section 1.1Definitions.    1
Section 1.2Principles of Construction.    18

GENERAL TERMS	18
Section 2.1The Loan.    18
Section 2.2Disbursement to Borrower.    18
Section 2.3The Note and the other Loan Documents.    18
Section 2.4Use of Proceeds.    19
Section 2.5Interest Rate.    19
Section 2.6Loan Payments.    19
Section 2.7Prepayments.    20
Section 2.8Defeasance.    21

REPRESENTATIONS AND WARRANTIES	24
Section 3.1Legal Status and Authority.    24
Section 3.2Validity of Documents.    24

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Section 3.3Litigation.    25
Section 3.4Agreements.    25
Section 3.5Financial Condition.    26
Section 3.6Disclosure.    26
Section 3.7No Plan Assets.    26
Section 3.8Not a Foreign Person.    26
Section 3.9Business Purposes.    26
Section 3.10Borrower Information.    26
Section 3.11Status of Property.    27
Section 3.12Financial Information.    28
Section 3.13Condemnation.    28
Section 3.14Separate Lots.    29
Section 3.15Insurance.    29
Section 3.16Use of Property.    29
Section 3.17Leases and Rent Roll.    29
Section 3.18Filing and Recording Taxes.    30
Section 3.19Management Agreement.    30
Section 3.20Illegal Activity/Forfeiture.    30
Section 3.21Taxes.    30
Section 3.22Permitted Encumbrances.    31

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Section 3.23Material Agreements.    31
Section 3.24Intentionally Omitted.    31
Section 3.25Federal Reserve Regulations.    31
Section 3.26Investment Company Act.    31
Section 3.27Fraudulent Conveyance.    31
Section 3.28Embargoed Person.    32
Section 3.29Patriot Act.    32
Section 3.30Organizational Chart.    33
Section 3.31Bank Holding Company.    33
Section 3.32No Breach of Fiduciary Duty.    33
Section 3.33REA Representations.    33
Section 3.34No Change in Facts or Circumstances.    34
Section 3.35Perfection of Accounts.    34
Section 3.36Intentionally Omitted.    34
Section 3.37Guarantor Representations.    34

BORROWER COVENANTS	35
Section 4.1Existence.    35
Section 4.2Applicable Law.    35
Section 4.3Maintenance and Use of Property.    36
Section 4.4Waste.    36

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Section 4.5Taxes and Other Charges.    36
Section 4.6Litigation.    37
Section 4.7Access to Property.    37
Section 4.8Notice of Default.    37
Section 4.9Cooperate in Legal Proceedings.    37
Section 4.10Performance by Borrower.    37
Section 4.11Awards.    38
Section 4.12Books and Records.    38
Section 4.13Estoppel Certificates.    40
Section 4.14Leases and Rents.    41
Section 4.15Management Agreement.    43
Section 4.16Payment for Labor and Materials.    45
Section 4.17Performance of Other Agreements.    45
Section 4.18Debt Cancellation.    45
Section 4.19ERISA.    46
Section 4.20No Joint Assessment.    46
Section 4.21Alterations.    46
Section 4.22REA Covenants.    47
Section 4.23Material Agreements.    47
Section 4.24Dick’s Sporting Goods Estoppel..    48

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ENTITY COVENANTS	49
Section 5.1Single Purpose Entity/Separateness.    49
Section 5.2Independent Director.    52
Section 5.3Compliance Certificate.    54
Section 5.4Change of Name, Identity or Structure.    54
Section 5.5Business and Operations.    54

NO SALE OR ENCUMBRANCE	54
Section 6.1Transfer Definitions.    54
Section 6.2No Sale/Encumbrance.    55
Section 6.3Permitted Equity Transfers.    56
Section 6.4Permitted Transfers of Partnership Interests in GPLP.    57
Section 6.5Permitted Non-GRT Limited Partner Transfers    57
Section 6.6Permitted Property Transfers (Assumptions).    58
Section 6.7Pledges to Secure Corporate Credit Facilities    60
Section 6.8Lender’s Rights.    60

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION	61
Section 7.1Insurance.    61
Section 7.2Casualty.    66

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Section 7.3Condemnation.    66
Section 7.4Restoration.    67

RESERVE FUNDS	71
Section 8.1Tax Reserve Funds.    71
Section 8.2Insurance Reserve Funds.    72
Section 8.3Immediate Repair Funds.    73
Section 8.4Replacement Reserve Funds.    74
Section 8.5Leasing Reserve Funds.    75
Section 8.6The Accounts Generally.    76
Section 8.7Dick’s Sporting Goods Reserve Funds.    78
Section 8.8Existing Leases Reserve Funds.    79
Section 8.9Environmental Work    80
Section 8.10Letters of Credit.    80

CASH MANAGEMENT AGREEMENT	81
Section 9.1Cash Management Agreement.    81
Section 9.2Cash Flow Sweep.    81

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EVENTS OF DEFAULT; REMEDIES	81
Section 10.1Event of Default.    82
Section 10.2Remedies.    84

SECONDARY MARKET	86
Section 11.1Securitization.    86
Section 11.2Securitization Indemnification.    89
Section 11.3Intentionally Omitted.    91
Section 11.4Servicer.    91
Section 11.5Rating Agency Costs.    92
Section 11.6Mezzanine Option.    92
Section 11.7Conversion to Registered Form.    92

INDEMNIFICATIONS	93
Section 12.1General Indemnification.    93
Section 12.2Mortgage and Intangible Tax and Transfer Tax Indemnification.    93
Section 12.3ERISA Indemnification.    93
Section 12.4Duty to Defend, Legal Fees and Other Fees and Expenses.    94
Section 12.5Survival.    94
Section 12.6Environmental Indemnity.    94

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EXCULPATION	94
Section 13.1Exculpation.    94
Section 13.2Survival.    97

NOTICES	98
Section 14.1Notices.    98

FURTHER ASSURANCES	99
Section 15.1Replacement Documents.    99
Section 15.2Recording of Security Instrument, etc.    99
Section 15.3Further Acts, etc.    99
Section 15.4Changes in Tax, Debt, Credit and Documentary Stamp Laws.    100

WAIVERS	100
Section 16.1Remedies Cumulative; Waivers.    100
Section 16.2Modification, Waiver in Writing.    101
Section 16.3Delay Not a Waiver.    101
Section 16.4Waiver of Trial by Jury.    101
Section 16.5Waiver of Notice.    101
Section 16.6Remedies of Borrower.    102
Section 16.7Marshalling and Other Matters.    102

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Section 16.8Waiver of Statute of Limitations.    102
Section 16.9Waiver of Counterclaim.    102
Section 16.10Sole Discretion of Lender.    102

MISCELLANEOUS	103
Section 17.1Survival.    103
Section 17.2Governing Law.    103
Section 17.3Headings.    105
Section 17.4Severability.    105
Section 17.5Preferences.    105
Section 17.6Expenses.    105
Section 17.7Cost of Enforcement.    106
Section 17.8Exhibits and Schedules Incorporated.    106
Section 17.9Offsets, Counterclaims and Defenses.    107
Section 17.10No Joint Venture or Partnership; No Third Party Beneficiaries.    107
Section 17.11Publicity; Advertising.    108
Section 17.12Conflict; Construction of Documents; Reliance.    108
Section 17.13Entire Agreement.    109
Section 17.14Liability.    109
Section 17.15Duplicate Originals; Counterparts.    109

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SCHEDULES AND EXHIBITS
Exhibit A    Additional Definitions
Schedule I    Immediate Repairs
Schedule II    Organizational Chart
Schedule III    Description of REA’s
Schedule IV    Existing Leases

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LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of August 22, 2012 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between WELLS FARGO BANK, NATIONAL ASSOCIATION, having an address at Wells Fargo Center, 1901 Harrison Street, 2nd Floor, Oakland, California 94612 (together with its successors and/or assigns, “Lender”) and DAYTON MALL II, LLC, a Delaware limited liability company, having an address at 180 E. Broad Street, 21st Floor, Columbus, Ohio 43215 (together with its successors and/or assigns, “Borrower”).
RECITALS:
Borrower desires to obtain the Loan (defined below) from Lender.
Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below).
In consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

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Article 1.

DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1    Definitions.
For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
“30/360 Basis” shall mean on the basis of a 360-day year consisting of 12 months of 30 days each.
“Acceptable LLC” shall mean a limited liability company formed under Delaware or Maryland law which (i) has at least one springing member, which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, shall immediately become the sole member of such limited liability company, and (ii) otherwise meets the Rating Agency criteria then applicable to such entities.
“Accounts” shall have the meaning set forth in the Cash Management Agreement.
“Act” shall have the meaning set forth in Section 5.1(c) hereof.
“Actual/360 Basis” shall mean on the basis of a 360-day year and charged on the basis of actual days elapsed for any whole or partial month in which interest is being calculated.
“Actual Debt Service Coverage Ratio” shall have the meaning set forth on Exhibit A attached hereto and made a part hereof. All capitalized terms in such definition are also set forth on Exhibit A.
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, owns more than twenty percent (20%) of, is in Control of, is Controlled by or is under common ownership or Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.
“Affiliated Manager” shall mean any managing agent of the Property in which Borrower, Guarantor, any SPE Component Entity (if any) or any Affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest.
“ALTA” shall mean American Land Title Association, or any successor thereto.
“Alteration Threshold” shall mean an amount equal to 3% of the outstanding principal balance of the Loan.
“Annual Budget” shall have the meaning set forth in Section 4.12(a)(iv).

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“Applicable Law” shall mean all applicable federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower or the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.
“Approved Accounting Firm” shall mean BDO Seidman or any “big four” or other nationally recognized public accounting firm acceptable to Lender.
“Approved Bank” shall mean (a) whether or not a Securitization has occurred (i) KeyBank National Association (“KeyBank”) or The Huntington National Bank (“Huntington Bank”) provided the short term unsecured debt obligations or commercial paper of KeyBank or Huntington Bank, as applicable, are rated at least “A-2” (or its equivalent) by S&P, Moody’s or Fitch in the case of accounts in which funds are held for thirty (30) days or less and the senior unsecured debt obligations of KeyBank or Huntington Bank, as applicable, are rated at least “BBB” (or its equivalent) from S&P, Moody’s or Fitch in the case of accounts in which funds are held for more than thirty (30) days, or (ii) any other bank or other financial institution which has the Required Rating, (b) if a Securitization has not occurred, any other bank or other financial institution acceptable to Lender, or (c) if a Securitization has occurred, any other bank or other financial institution with respect to which Lender shall have received a Rating Agency Confirmation.
“Approved ID Provider” shall mean each of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company and Lord Securities Corporation; provided, that, additional national providers of Independent Directors may be deemed added to the foregoing hereunder to the extent approved in writing by Lender and the Rating Agencies.
“Assignment of Management Agreement” shall mean that certain Conditional Assignment of Management Agreement dated as of the date hereof among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.
“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

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“Borrower Party” shall mean any Affiliated Manager or any officer or director of Borrower, SPE Component Entity, Guarantor and/or Affiliated Manager.
“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in the State of California are not open for business.
“Cash Management Account” shall have the meaning set forth in the Cash Management Agreement.
“Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith among Lender, Borrower and Manager.
“Cash Trap Event Period” shall have the meaning set forth in the Cash Management Agreement.
“Casualty” shall have the meaning set forth in Section 7.2.
“Casualty Consultant” shall have the meaning set forth in Section 7.4 hereof.
“Closing Date” shall mean the date of the funding of the Loan.
“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
“Constituent Members” shall have the meaning set forth in Section 5.2(b).
“Control” shall mean the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.
“Creditors Rights Laws” shall mean any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.
“DBRS” shall mean DBRS, Inc.
“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement or the other Loan Documents, including, without limitation, the payment of all sums advanced and costs and expenses incurred (including unpaid or unreimbursed servicing and special servicing fees) by Lender in connection with the enforcement and/or collection of the Debt or any part thereof.

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“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments under the Loan.
“Debt Yield” shall have the meaning set forth on Exhibit A attached hereto and made a part hereof. All capitalized terms in such definition are also set forth on Exhibit A.
“Default” shall mean the occurrence of any event hereunder or under the Note or the other Loan Documents which, but for the giving of notice or passage of time, or both, would be an Event of Default.
“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate, or (ii) the sum of (a) the Interest Rate and (b) five percent (5%).
“Defeasance Approval Item” shall have the meaning set forth in Section 2.8 hereof.
“Defeasance Collateral Account” shall have the meaning set forth in Section 2.8 hereof.
“Defeasance Lockout Release Date” shall mean the earlier to occur of (i) the fourth anniversary of the Closing Date and (ii) the date that is two (2) years from the “startup day” (within the meaning of Section 860G(a)(9) of the IRS Code) of the REMIC Trust established in connection with the last Securitization involving any portion of or interest in the Loan.
“Dick’s Sporting Goods Estoppel” shall have the meaning set forth in Section 4.24.
“Dick’s Sporting Goods Lease” means that certain Lease dated December 19, 2011 by and between Borrower (as successor-in-interest to Dayton Mall Venture, LLC, a Delaware limited liability company) and Dick’s Sporting Goods, Inc., a Delaware corporation, as amended and/or modified from time to time in accordance with the terms hereof.
“Dick’s Sporting Goods Reserve Funds” shall have the meaning set forth in Section 8.7 hereof.
“Dick’s Sporting Goods Space” means the space demised under the Dick’s Sporting Goods Lease.
“Disclosure Document” shall have the meaning set forth in Section 11.2 hereof.
“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

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“Eligible Institution” shall mean (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, (i) the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” (or its equivalent) from each of the Rating Agencies in the case of accounts in which funds are held for thirty (30) days or less and (ii) the senior unsecured debt obligations of which are rated at least “A” (or its equivalent) from each of the Rating Agencies in the case of accounts in which funds are held for more than thirty (30) days or (b) such other depository institution otherwise approved by the Rating Agencies from time-to-time.
“Embargoed Person” shall have the meaning set forth in Section 3.28 hereof.
“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Environmental Laws” shall have the meaning set forth in the Environmental Indemnity.
“Environmental Work” shall have the meaning set forth in Section 8.9 hereof.
“Equity Collateral” shall have the meaning set forth in Section 11.6 hereof.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may heretofore have been or may hereafter be amended, restated, replaced or otherwise modified.
“ERISA Affiliate” shall mean all members of a controlled group of corporations and all trades and business (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under any or all of Sections 414(b), (c), (m) or (o) of the IRS Code.
“Event of Default” shall have the meaning set forth in Section 10.1 hereof.
“Exchange Act” shall have the meaning set forth in Section 11.2 hereof.
“Exchange Act Filing” shall mean any filing under or pursuant to the Exchange Act in connection with or relating to a Securitization.
“Exculpated Parties” shall have the meaning set forth in Section 13.1 hereof.
“Fitch” shall mean Fitch, Inc.
“Flood Insurance Acts” shall have the meaning set forth in Section 7.1 hereof.
“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
“GDC” means Glimcher Development Corporation, a Delaware corporation.

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“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
“GPLP” means Glimcher Properties Limited Partnership, a Delaware limited partnership.
“GRT” means Glimcher Realty Trust, a Maryland real estate investment trust.
“Guarantor” shall mean GPLP.
“Guaranty” shall mean that certain Guaranty of Recourse Obligations executed by Guarantor and dated as of the date hereof.
“Hazardous Substances” shall have the meaning set forth in the Environmental Indemnity.
“Immediate Repair Funds” shall have the meaning set forth in Section 8.3 hereof.
“Immediate Repairs” shall have the meaning set forth in Section 8.3 hereof.
“Improvements” shall have the meaning set forth in the granting clause of the Security Instrument.
“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, and (vii) any other similar amounts.
“Indemnified Parties” shall mean (a) Lender, (b) any successor owner or holder of the Loan or participations in the Loan, (c) any Servicer or prior Servicer of the Loan, (d) any Investor or any prior Investor in any Securities, (e) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (f) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (g) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business) in all cases whether during the term of the Loan or as part of or following a foreclosure of the Loan.

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“Independent Director” shall have the meaning set forth in Section 5.2 hereof.
“Insurance Premiums” shall have the meaning set forth in Section 7.1 hereof.
“Insurance Reserve Funds” shall have the meaning set forth in Section 8.2 hereof.
“Interest Accrual Period” shall mean the period beginning on the first day of each calendar month during the term of the Loan and ending on (but including) the last day of such calendar month.
“Interest Rate” shall mean a rate per annum equal to Four and 57/100 percent (4.57%).
“Interest Shortfall” shall have the meaning set forth in Section 2.7 hereof.
“Investor” shall mean any investor or potential investor in the Loan (or any portion thereof or interest therein) in connection with a Securitization of the Loan (or any portion thereof or interest therein).
“IRS Code” shall mean the Internal Revenue Code of 1986, as amended from time to time or any successor statute.
“Kroll” shall mean Kroll Bond Rating Agency, Inc.
“Land” shall have the meaning set forth in the Security Instrument.
“Lease” shall mean any and all leases, subleases, rental agreements and other agreements whether or not in writing affecting the use, enjoyment or occupancy of the Land and/or the Improvements heretofore or hereafter entered into and all extensions, amendments and modifications thereto, whether before or after the filing by or against Borrower of any petition for relief under Creditors Rights Laws.
“Leasing Reserve Funds” shall have the meaning set forth in Section 8.5 hereof.
“Leasing Reserve Monthly Deposit” shall have the meaning set forth in Section 8.5 hereof.
“Lender” shall have the meaning set forth in the introductory paragraph hereof.
“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft standby letter of credit having an initial term of not less than one (1) year and with automatic renewals for one (1) year periods (unless the obligation being secured by, or otherwise requiring the delivery of, such letter of credit is required to be performed at least thirty (30) days prior to the initial expiry date of such letter of credit), for which Borrower shall have no reimbursement obligation and which reimbursement obligation is not secured by the Property or any other property pledged to secure the Note, in favor of Lender and entitling Lender to draw thereon in New York, New York and/or San Francisco, California, based solely on a statement that Lender has the right to draw thereon executed by an officer or authorized signatory of Lender. A Letter of Credit must be issued by an Approved Bank. If at any time (a) the institution issuing any such Letter of Credit

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shall cease to be an Approved Bank or (b) if the Letter of Credit is due to expire prior to the termination of the event or events which gave rise to the requirement that Borrower deliver the Letter of Credit to Lender, Lender shall have the right to draw down the same in full and hold the proceeds thereof, unless Borrower shall deliver a replacement Letter of Credit from an Approved Bank within (i) as to (a) above, twenty (20) days after Lender delivers written notice to Borrower that the institution issuing the Letter of Credit has ceased to be an Approved Bank or (ii) as to (b) above, within ten (10) days prior to the expiration date of said Letter of Credit.
“Liabilities” shall have the meaning set forth in Section 11.2 hereof.
“Licenses” shall have the meaning set forth in Section 3.11(a) hereof.
“LLC Agreement” shall have the meaning set forth in Section 5.1(c) hereof.
“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.
“Loan Bifurcation” shall have the meaning set forth in Section 11.1 hereof.
“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Environmental Indemnity, the Assignment of Management Agreement, the Cash Management Agreement, the Guaranty and all other documents executed and/or delivered in connection with the Loan.
“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities and any impairment of Lender’s security for the Loan), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to legal fees and other costs of defense).
“Major Lease” shall mean (i) any Lease which, individually or when aggregated with all other Leases with the same Tenant or its Affiliate, accounts for 10,000 or more leasable square feet of the Property, (ii) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of the Property, and (iii) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of (i) and/or (ii) above.
“Management Agreement” shall mean the management agreement entered into by and between Borrower and the current Manager or any replacement management agreement entered into by and between Borrower and any Manager in accordance with the terms hereof and of the other Loan Documents, pursuant to which Manager is to provide management and other services with respect to the Property.
“Manager” shall mean, collectively, GPLP, as manager, and GDC, as services provider, or such other entity selected as the manager of the Property in accordance with the terms of this Agreement or the other Loan Documents.
“Material Adverse Effect” shall mean a material adverse effect on (i) the Property, (ii) the business, profits, prospects, management, operations or condition (financial or otherwise) of

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Borrower, Guarantor or the Property, (iii) the enforceability, validity, perfection or priority of the lien of the Security Instrument or the other Loan Documents, (iv) the ability of Borrower to perform its obligations under the Security Instrument or the other Loan Documents, or (v) the ability of Guarantor to perform its obligations under the Guaranty.
“Material Agreements” shall mean each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property, other than the Management Agreement and the Leases, as to which either (i) there is an obligation of Borrower to pay more than $200,000.00 per annum; or (ii) there is an obligation of Borrower to pay more than $50,000 per annum (but less than $200,000 per annum) and the term thereof extends beyond one year (unless cancelable on forty-five (45) days or less notice without requiring the payment of termination fees or payments of any kind).
“Material Alteration” shall mean any alteration affecting the Property (a) the cost of which exceeds the Alteration Threshold or (b) which adversely affects any material structural components of the Improvements or any major building system, including, without limitation, any HVAC system; provided, however, in no event shall (i) any Immediate Repairs, (ii) any tenant improvement work performed pursuant to any Lease approved by Lender, or (iii) alterations performed as part of a Restoration in accordance with Section 7.4 hereof, constitute a Material Alteration.
“Maturity Date” shall mean September 1, 2022 or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
“Maximum Leasing Reserve Disbursement Amount” shall mean with respect to tenant improvements and leasing commissions relating to a new Lease or the renewal of an existing Lease, an amount equal to the product of (i) average annual base rent during the term of such new Lease or Lease renewal, as applicable, multiplied by (ii) two; provided, that, in each case, if the term of a Lease is less than five (5) years, such amount shall be adjusted on a pro-rata basis in accordance with the actual term of the Lease (it being understood that any Lease that contains a termination right (other than in connection with a casualty or condemnation) shall be deemed to expire on the date that such termination right is exercisable).
“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
“Member” is defined in Section 5.1(c) hereof.
“Mezzanine Borrower” shall have the meaning set forth in Section 11.6 hereof.
“Mezzanine Option” shall have the meaning set forth in Section 11.6 hereof.

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“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000).
“Minimum DSCR” shall mean an Actual Debt Service Coverage Ratio of 1.75:1.00.
“Monthly Debt Service Payment Amount” shall mean (i) for the Monthly Payment Date occurring in October, 2012 and for each Monthly Payment Date occurring thereafter up to and including the Monthly Payment Date occurring in September, 2017, a payment equal to the amount of interest which has accrued during the preceding Interest Accrual Period computed at the Interest Rate and (ii) for the Monthly Payment Date occurring in October, 2017 and for each Monthly Payment occurring thereafter, a constant monthly payment of $418,899.46.
“Monthly Insurance Deposit” shall have the meaning set forth in Section 8.2 hereof.
“Monthly Payment Date” shall mean the first (1st) day of every calendar month occurring during the term of the Loan.
“Monthly Tax Deposit” shall have the meaning set forth in Section 8.1 hereof.
“Moody’s” shall mean Moody’s Investor Service, Inc.
“Morningstar” shall mean Morningstar, Inc.
“Net Proceeds” shall mean: (i) the net amount of all insurance proceeds payable as a result of a Casualty to the Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.
“Net Proceeds Deficiency” shall have the meaning set forth in Section 7.4 hereof.
“New Manager” shall have the meaning set forth in Section 4.15 hereof.
“New Non-Consolidation Opinion” shall mean a substantive non-consolidation opinion provided by outside counsel acceptable to Lender and the Rating Agencies and otherwise in form and substance acceptable to Lender and the Rating Agencies.
“Non-Conforming Policy” shall have the meaning set forth in Section 7.1 hereof.
“Non-Consolidation Opinion” shall mean that certain substantive non-consolidation opinion delivered to Lender by Frost Brown Todd LLC in connection with the closing of the Loan.
“Non-GRT Limited Partners” shall mean the limited partners of GPLP, other than GRT and any limited partner of GPLP which is Controlled by GRT or in which GRT owns ten percent (10%) or more of the beneficial interests.

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“Note” shall mean that certain Promissory Note of even date herewith in the principal amount of $82,000,000, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.
“OFAC” shall have the meaning set forth in Section 3.28 hereof.
“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by Responsible Officer of Borrower.
“Open Period Start Date” shall have the meaning set forth in Section 2.7(a) hereof.
“Other Charges” shall mean all maintenance charges, impositions other than Taxes, and any other charges, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.
“Patriot Act” shall have the meaning set forth in Section 3.29 hereof.
“Permitted Encumbrances” shall mean collectively, (a) the lien and security interests created by this Agreement and the other Loan Documents, (b) all liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.
“Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into with respect to the Personal Property; provided, that, in each case, such equipment leases or similar instruments (i) are entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s business and (ii) relate to Personal Property which is (A) used in connection with the operation and maintenance of the Property in the ordinary course of Borrower’s business and (B) readily replaceable without material interference or interruption to the operation of the Property.
“Permitted Equity Transfer” shall have the meaning set forth in Section 6.3 hereof.
“Permitted Property Transfer” shall have the meaning set forth in Section 6.4 hereof.
“Permitted Transfer” shall mean (i) a Permitted Equity Transfer, (ii) a Permitted Property Transfer, (iii) a Lease entered into in accordance with the terms hereof, (iv) any Permitted Encumbrances, and/or (v) any Permitted Equipment Leases.
“Permitted Transferee” shall mean (i) GRT or (ii) a Qualified Equity Holder.
“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

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“Personal Property” shall have the meaning set forth in the granting clause of the Security Instrument.
“Physical Conditions Report” shall mean a report prepared by a company reasonably satisfactory to Lender regarding the physical condition of the Property, reasonably satisfactory in form and substance to Lender.
“Policies” shall have the meaning specified in Section 7.1 hereof.
“Prohibited Transfer” shall have the meaning set forth in Section 6.2 hereof.
“Property” shall have the meaning set forth in the Security Instrument.
“Provided Information” shall have the meaning set forth in Section 11.2(b) hereof.
“Prudent Lender Standard” shall, with respect to any matter, be deemed to have been met if the matter in question (i) prior to a Securitization, is reasonably acceptable to Lender and (ii) after a Securitization, would be acceptable to a prudent lender of securitized commercial mortgage loans.
“Qualified Equity Holder” shall mean (a) whether or not a Securitization has occurred, any bank, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund, pension advisory firm, mutual fund, real estate investment trust, or institutional entity substantially similar to any of the foregoing, provided in each case that such institution has total assets (in name or under management) in excess of $200,000,000 and is regularly engaged in the business of owning and operating properties similar to the Property, (b) if prior to a Securitization, any other Person approved in writing by Lender in its sole and absolute discretion, or (c) if after a Securitization, any other Person for which Rating Agency Confirmation has been obtained.
“Qualified Insurer” shall have the meaning set forth in Section 7.1 hereof.
“Qualified Leasing Expenses” shall mean actual, out-of-pocket expenses incurred by Borrower in leasing space at the Property pursuant to Leases entered into in accordance with the terms hereof, including brokerage commissions and tenant improvements, which expenses (a)  (i) in connection with Leases which require Lender’s approval under the Loan Documents, are specifically approved by Lender, (ii) in connection with Leases which do not require Lender’s approval under the Loan Documents, are incurred in the ordinary course of business and are on market terms and conditions, or (iii) are otherwise approved by Lender, which approval shall not be unreasonably withheld or delayed, and (b) are substantiated by documents and/or brokerage agreements.
“Qualified Manager” shall have the meaning set forth in the Assignment of Management Agreement.
“Qualified Pledgee” shall mean one or more of the following: (a) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund,

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government entity or plan provided such entity (i) has total assets (in name or under management) in excess of $600,000,000, and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $250,000,000; and (ii) is regularly engaged in the business of making or owning commercial real estate loans or commercial loans secured by a pledge of interests in a mortgage borrower or owning and operating commercial mortgage properties, (b) if prior to a Securitization, an entity approved in writing by Lender in its sole and absolute discretion, or (c) if after a Securitization, a Person for which Borrower shall have obtained a Rating Agency Confirmation.
“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, DBRS, Kroll and Morningstar, or any successor thereto, or any other nationally-recognized statistical rating agency which has been approved by Lender, but only to the extent that such Rating Agency has been designated by Lender, or is anticipated to be designated by Lender, in connection with any Secondary Market Transaction.
“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies (obtained at Borrower’s sole cost and expense) that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion. For the purposes of this Agreement and the other Loan Documents, if any Rating Agency shall waive, decline or refuse to review or otherwise engage any request for a Rating Agency Confirmation hereunder or under the other Loan Documents (hereinafter, a “RA Consent”), such RA Consent shall be deemed to eliminate, for such request only, the condition that a Rating Agency Confirmation by such Rating Agency (only) be obtained for purposes of this Agreement or the other Loan Documents, as applicable; provided, however, if Lender does not have a separate and independent approval right with respect to such event set forth herein or in the other Loan Documents, as applicable, then the term “Rating Agency Confirmation” shall be deemed instead to require the approval of Lender based on its good faith determination. For purposes of clarity, any such waiver, declination or refusal to review or otherwise engage in any request for a Rating Agency Confirmation hereunder or under the other Loan Documents shall not be deemed a waiver, declination or refusal to review or otherwise engage in any subsequent request for a Rating Agency Confirmation hereunder or under the other Loan Documents, and the condition for Rating Agency Confirmation pursuant to this Agreement and the other Loan Documents for any subsequent request shall apply regardless of any previous waiver, declination or refusal to review or otherwise engage in such prior request.
“REA” shall mean, individually and/or collectively (as the context may require), each reciprocal easement, covenant, condition and restriction agreement or similar agreement affecting the Property as more particularly described on Schedule III hereto and any future reciprocal easement or similar agreement affecting the Property entered into in accordance with the applicable terms and conditions hereof.
“Registrar” shall have the meaning set forth in Section 11.7 hereof.
“Registration Statement” shall have the meaning set forth in Section 11.2 hereof.

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“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.
“Related Loan” shall mean a loan made to an Affiliate of Borrower, or secured by a Related Property, that is included with the Loan (or a portion of the Loan) in a Securitization.
“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related”, within the meaning of the definition of Significant Obligor, to the Property.
“REMIC Requirements” shall mean any applicable federal income tax requirements relating to the continued qualification of any REMIC Trust (including, without limitation, the continued treatment of the Loan as a “qualified mortgage” in the hands of the REMIC Trust) as such under the IRS Code, the non-imposition of any tax on such REMIC Trust under the IRS Code (including, without limitation, the taxes on “prohibited transactions” and “contributions”), and any other constraints, rules or other regulations or requirements relating to the servicing, modification or other similar matters with respect to the Loan (or any portion thereof or interest therein) that may exist in, or be promulgated administratively under, the IRS Code.
“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the IRS Code that holds any interest in all or any portion of the Loan (including, without limitation, the Note).
“Rent Concession Reserve Funds” shall have the meaning set forth in Section 8.8 hereof.
“Rent Loss Proceeds” shall have the meaning set forth in Section 7.1 hereof.
“Rent Roll” shall have the meaning set forth in Section 3.17 hereof.
“Rents” shall have the meaning set forth in the Security Instrument.
“Replacement Reserve Funds” shall have the meaning set forth in Section 8.4 hereof.
“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 8.4 hereof.
“Replacements” for any period shall mean amounts expended for replacements and/or alterations to the Property and required to be capitalized according to GAAP and reasonably approved by Lender.
“Reporting Failure” shall have the meaning set forth in Section 4.12 hereof.
“Required Financial Item” shall have the meaning set forth in Section 4.12 hereof.
“Required Rating” shall mean a rating of not less than “A-1” (or its equivalent) from each of the Rating Agencies if the term of such Letter of Credit is no longer than three (3) months or if the term of such Letter of Credit is in excess of three (3) months, a rating of not less than “AA-” (or

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its equivalent) from each of the Rating Agencies, or, if a Securitization has not occurred, such other rating that is reasonably acceptable to Lender or, if a Securitization shall have occurred, such other rating with respect to which Lender shall have received a Rating Agency Confirmation.
“Reserve Funds” shall mean the Tax Reserve Funds, the Insurance Reserve Funds, the Immediate Repair Funds, the Replacement Reserve Funds, the Leasing Reserve Funds, the Existing Leases Reserve Funds, the Dick’s Sporting Goods Reserve Funds, and any other escrow funds established by this Agreement or the other Loan Documents.
“Responsible Officer” shall mean with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer or vice president of such Person or such other similar officer of such Person reasonably acceptable to Lender and appropriately authorized by the applicable Person in a manner reasonably acceptable to Lender.
“Restoration” shall have the meaning set forth in Section 7.2 hereof.
“Restoration Retainage” shall have the meaning set forth in Section 7.4 hereof.
“Restoration Threshold” shall mean an amount equal to 3% of the outstanding principal balance of the Loan.
“Restricted Party” shall have the meaning set forth in Section 6.1 hereof.
“Sale or Pledge” shall have the meaning set forth in Section 6.1 hereof.
“Scheduled Defeasance Payments” shall mean scheduled payments of interest and principal under the Note for all Monthly Payment Dates occurring after the Total Defeasance Date and up to and including the Open Period Start Date (including the outstanding principal balance on the Note as of the Open Period Start Date).
“Secondary Market Transaction” shall have the meaning set forth in Section 11.1 hereof.
“Securities” shall have the meaning set forth in Section 11.1 hereof.
“Securities Act” shall have the meaning set forth in Section 11.2 hereof.
“Securitization” shall have the meaning set forth in Section 11.1 hereof.
“Security Agreement” shall mean a security agreement in form and substance that would be satisfactory to a prudent lender pursuant to which Borrower grants Lender a perfected, first priority security interest in the Defeasance Collateral Account and the Total Defeasance Collateral.
“Security Instrument” shall mean that certain first priority Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

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“Servicer” shall have the meaning set forth in Section 11.4 hereof.
“Severed Loan Documents” shall have the meaning set forth in Article 10.
“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.
“Single Purpose Entity” shall mean an entity which satisfies all of the requirements of Section 5.1 hereof and whose structure and organizational and governing documents are otherwise in form and substance acceptable to Lender and the Rating Agencies.
“SPE Component Entity” shall mean (i) if Borrower is a limited partnership, each general partner of Borrower and (ii) if Borrower is a limited liability company other than an Acceptable LLC, each managing member of Borrower.
“Special Member” shall have the meaning set forth in Section 5.1(c) hereof.
“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
“State” shall mean the state in which the Property or any part thereof is located.
“Successor Borrower” shall have the meaning set forth in Section 2.8 hereof.
“Tax Reserve Funds” shall have the meaning set forth in Section 8.1 hereof.
“Taxes” shall mean all taxes, assessments, water rates, sewer rents, business improvement district or other similar assessments and other governmental impositions, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Land, now or hereafter levied or assessed or imposed against the Property or any part thereof.
“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease or other occupancy agreement with Borrower.
“Tenant Direction Letter” shall have the meaning set forth in Section 9.2(a) hereof.
“Title Insurance Policy” shall mean that certain ALTA mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Security Instrument.
“Total Defeasance Collateral” shall mean U.S. Obligations, which provide payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all Monthly Payment Dates and other scheduled payment dates, if any, under the Note after the Total Defeasance Date and up to and including the Open Period Start Date, and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such Monthly Payment Dates and other scheduled payment dates.
“Total Defeasance Date” shall have the meaning set forth in Section 2.8 hereof.

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“Total Defeasance Event” shall have the meaning set forth in Section 2.8 hereof.
“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.
“Underwriter Group” shall have the meaning set forth in Section 11.2 hereof.
“Updated Information” shall have the meaning set forth in Section 11.1 hereof.
“U.S. Obligations” shall mean “government securities” as defined in Section 2(a)(16) of the Investment Company Act of 1940 and within the meaning of Treasury Regulation Section 1.860G-2(a)(8); provided, that, (i) such “government securities” are not subject to prepayment, call or early redemption, (ii) to the extent that any REMIC Requirements require a revised and/or alternate definition of “government securities” in connection with any defeasance hereunder, the foregoing shall be deemed amended in a manner commensurate therewith and (iii) the aforesaid laws and regulations shall be deemed to refer to the same as may be and/or may hereafter be amended, restated, replaced or otherwise modified.
“Wells Fargo” shall mean Wells Fargo Bank, National Association.
“Wells Group” shall have the meaning set forth in Section 11.2 hereof.
“Work Charge” shall have the meaning set forth in Section 4.16(a) hereof.
“Yield Maintenance Premium” shall mean an amount equal to the greater of the following two amounts: (a) an amount equal to 3% of the amount prepaid; or (b) an amount equal to (i) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required hereunder, calculated by discounting such payments from the respective dates each such payment was due hereunder (or, with respect to the payment required on the Maturity Date, from the Maturity Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (ii) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date. For purposes of the foregoing, “Periodic Treasury Yield” shall mean (y) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Maturity Date (or if two or more such securities have maturity dates equally close to the Maturity Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth Business Day preceding the prepayment date, divided by (z) 12. Lender’s calculation of the Yield Maintenance Premium, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.

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Section 1.2    Principles of Construction.
All references to sections, exhibits and schedules are to sections, exhibits and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
ARTICLE 2.

GENERAL TERMS
Section 2.1    The Loan.
Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.
Section 2.2    Disbursement to Borrower.
Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed.
Section 2.3    The Note and the other Loan Documents.
The Loan shall be evidenced by the Note and this Agreement and secured by this Agreement, the Security Instrument and the other Loan Documents.
Section 2.4    Use of Proceeds.
Borrower shall use the proceeds of the Loan to (i) pay and discharge any existing loans relating to the Property, (ii) pay all past-due Taxes, Insurance Premiums and Other Charges, if any, in respect of the Property, (iii) make initial deposits of the Reserve Funds, (iv) pay costs and expenses incurred in connection with the closing of the Loan, and (v) to the extent any proceeds remain after satisfying clauses (i) through (iv) above, for such lawful purpose as Borrower shall designate.
Section 2.5    Interest Rate.
(a)    Generally. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date up to but excluding the Maturity Date at the Interest Rate.
(b)    Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by Applicable Law, overdue interest in respect of the Loan, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

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(c)    Interest Calculation. Interest on the outstanding principal balance of the Loan shall accrue at the Interest Rate calculated on an Actual/360 Basis. Borrower acknowledges that interest calculated on an Actual/360 Basis exceeds interest calculated on a 30/360 Basis and, therefore: (i) a greater portion of each monthly installment of principal (if applicable) and interest will be applied to interest using the Actual/360 Basis than would be the case if interest accrued on a 30/360 Basis and (ii) the unpaid principal balance of the Loan on the Maturity Date will be greater using the Actual/360 Basis than would be the case if interest accrued on a 30/360 Basis.
(d)    Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use or forbearance of the sums due under the Loan, shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
Section 2.6    Loan Payments.
(a)    Payment Before Maturity. Borrower shall make a payment to Lender of interest only on the Closing Date for the period from the Closing Date through the last day of the month in which the Closing Date occurs (unless the Closing Date is the first day of a calendar month, in which case no such separate payment of interest shall be due). Borrower shall make a payment to Lender of principal (if applicable) and interest in the amount of the Monthly Debt Service Payment Amount on the Monthly Payment Date occurring in October, 2012 and on each Monthly Payment Date thereafter to and including the Maturity Date. Each payment shall be applied first to accrued and unpaid interest and the balance, if any, to principal.
(b)    Intentionally Omitted.
(c)    Payment on Maturity. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents.

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(d)    Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower within five (5) days when due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by Applicable Law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents.
(e)    Method and Place of Payment.
(i)    Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 10:00 A.M., California time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
(ii)    Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be deemed to be the immediately succeeding Business Day.
(iii)    All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.
Section 2.7    Prepayments.
(a)    Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part. On and after the Monthly Payment Date occurring three (3) months prior to the Maturity Date (the “Open Period Start Date”), Borrower may, provided no Event of Default has occurred and is continuing, at its option and upon thirty (30) days prior notice to Lender (or such shorter period of time as may be permitted by Lender in its sole discretion), prepay the Debt in whole on any date without payment of the Yield Maintenance Premium. Any prepayment received by Lender on a date other than a Monthly Payment Date shall include interest which would have accrued thereon to the next Monthly Payment Date (such amounts, the “Interest Shortfall”).
(b)    Mandatory Prepayments. On each date on which Lender actually receives a distribution of Net Proceeds, and if such Net Proceeds are not made available to Borrower for Restoration, Borrower shall prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds together with any applicable Interest Shortfall. No Yield Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.7(b) or pursuant to Sections 7.4(c) or 7.4(d).

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(c)    Prepayments After Default. If concurrently with or after an Event of Default, payment of all or any part of the principal of the Loan is tendered by Borrower, a purchaser at foreclosure or any other Person, such tender shall be deemed an attempt to circumvent the prohibition against prepayment prior to the Open Period Start Date as set forth herein and Borrower, such purchaser at foreclosure or other Person shall pay (i) the Yield Maintenance Premium and (ii) Interest Shortfall, in addition to the outstanding principal balance, all accrued and unpaid interest and other amounts payable under the Loan Documents. Borrower acknowledges that (i) a prepayment will cause damage to Lender; (ii) the Yield Maintenance Premium is intended to compensate Lender for the loss of its investment and the expense incurred and time and effort associated with making the Loan, which will not be fully repaid if the Loan is prepaid; (iii) it will be extremely difficult and impractical to ascertain the extent of Lender’s damages caused by a prepayment after an acceleration or any other prepayment not permitted by the Loan Documents; and (iv) the Yield Maintenance Premium represents Lender’s and Borrower’s reasonable estimate of Lender’s damages from the prepayment and is not a penalty.
(d)    Release of Lien. Except as expressly set forth in this Article 2, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the lien of the Security Instrument.

Section 2.8    Defeasance.
(a)    Provided no Event of Default shall have occurred and remain uncured, Borrower shall have the right at any time after the Defeasance Lockout Release Date and prior to the Open Period Start Date to voluntarily defease the entire Loan and obtain a release of the lien of the Security Instrument by providing Lender with the Total Defeasance Collateral (hereinafter, a “Total Defeasance Event”), subject to the satisfaction of the following conditions precedent:
(i)    Borrower shall provide Lender not less than thirty (30) days’ notice (or such shorter period of time if permitted by Lender in its sole discretion) but not more than ninety (90) days’ notice specifying a date (the “Total Defeasance Date”) on which the Total Defeasance Event is to occur;
(ii)    Borrower shall pay to Lender (A) all payments of principal and interest due and payable on the Loan to and including the Total Defeasance Date (provided that, if such Total Defeasance Date is not a Monthly Payment Date, Borrower shall also pay to Lender all payments of principal and interest due on the Loan to and including the next occurring Monthly Payment Date); (B) all other sums, if any, then due and payable under the Note, this Agreement, the Security Instrument and the other Loan Documents through and including the Total Defeasance Date (or, if the Total Defeasance Date is not a Monthly Payment Date, the next occurring Monthly Payment Date); (C) all escrow, closing, recording, legal, appraisal, Rating Agency and other reasonable out-of-pocket fees, costs and expenses paid or incurred by Lender or its agents in connection with the Total Defeasance Event, the release of the lien of Security Instrument on the Property, the review of the proposed Defeasance Collateral and the preparation of the Security Agreement and related documentation; and (D) any revenue, documentary stamp, intangible or other taxes, charges

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or fees due in connection with the transfer or assumption of the Note and/or the Total Defeasance Event.
(iii)    Borrower shall deposit the Total Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Section 2.8(d) hereof;
(iv)    Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Total Defeasance Collateral;
(v)    Borrower shall deliver to Lender an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Total Defeasance Collateral; (B) if a Securitization has occurred (1) the REMIC Trust formed pursuant to such Securitization and/or any subsequent or prior Securitization of the Loan or any portion thereof or interest therein will each not fail to maintain their respective status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the IRS Code as a result of a Total Defeasance Event pursuant to this Section 2.8 and (2) the Total Defeasance Event would not (I) constitute a “significant modification” of the Loan within the meaning of Treasury Regulation Section 1.1001-3 or (II) cause the Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the IRS Code; and (C) the Total Defeasance Event will not result in a deemed exchange for purposes of the IRS Code and will not adversely affect the status of the Note as indebtedness for federal income tax purposes; and (D) a New Non-Consolidation Opinion with respect to the Successor Borrower;
(vi)    Borrower shall deliver to Lender a Rating Agency Confirmation as to the Total Defeasance Event;
(vii)    Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.8 have been satisfied;
(viii)    Borrower shall deliver a certificate of an Approved Account Firm certifying that the Total Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;
(ix)    Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request; and
(x)    Borrower shall pay all Rating Agency fees and expenses and all other reasonable out-of-pocket costs and expenses of Lender incurred in connection with the Total Defeasance Event, including, without limitation, Lender’s reasonable attorneys’ fees and expenses.

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(b)    If Borrower has elected to defease the entire Note and the requirements of this Section 2.8 have been satisfied, the Property shall be released from the lien of the Security Instrument and the Total Defeasance Collateral pledged pursuant to the Security Agreement shall be the sole source of collateral securing the Note. In connection with the release of the lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Total Defeasance Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and shall contain standard provisions protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Applicable Law, and (ii) will affect such release in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses associated with the release of the lien of the Security Instrument, including Lender’s reasonable attorneys’ fees.
(c)    Intentionally Omitted.
(d)    On or before the date on which Borrower delivers the Total Defeasance Collateral, Borrower or Successor Borrower (as applicable) shall open at any Eligible Institution an Eligible Account (the “Defeasance Collateral Account”). The Defeasance Collateral Account shall contain only (i) Total Defeasance Collateral, and (ii) cash from interest and principal paid on the Total Defeasance Collateral. All cash from interest and principal payments paid on the Total Defeasance Collateral shall be paid over to Lender on each Monthly Payment Date and applied first to accrued and unpaid interest and then to principal. Any cash from interest and principal paid on the Total Defeasance Collateral not needed to pay the Scheduled Defeasance Payments shall be paid to Borrower or Successor Borrower (as applicable). Borrower or Successor Borrower (as applicable) shall cause the Eligible Institution at which the Total Defeasance Collateral is deposited to enter into an agreement with Borrower or Successor Borrower (as applicable) and Lender, satisfactory to Lender in its sole discretion, pursuant to which such Eligible Institution shall agree to hold and distribute the Total Defeasance Collateral in accordance with this Agreement. Borrower or Successor Borrower (as applicable) shall be the owner of the Defeasance Collateral Account and shall report all income accrued on Total Defeasance Collateral for federal, state and local income tax purposes in its income tax return. Borrower shall prepay all cost and expenses associated with opening and maintaining the Defeasance Collateral Account. Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account.
(e)    In connection with a Total Defeasance Event under this Section 2.8, Borrower shall transfer and assign all obligations, rights and duties under and to the Note and the Security Agreement, together with the Total Defeasance Collateral to a newly-created successor entity, which entity shall be a Single Purpose Entity and which entity shall be designated or established by Borrower (and shall by owned by Borrower or an Affiliate of Borrower) in accordance with Lender’s reasonable requirements (the “Successor Borrower”). Such Successor Borrower shall assume the obligations under the Note and the Security Agreement and Borrower shall be relieved of its obligations under the Loan Documents (other than those obligations which by their terms survive a repayment, defeasance or other satisfaction of the Loan and/or a transfer of the Property in

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connection with Lender’s exercise of its remedies under the Loan Documents). Borrower shall pay a minimum of $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note and the Security Agreement. Borrower shall pay all costs and expenses incurred by Lender, including Lender’s reasonable attorney’s fees and expenses, incurred in connection therewith.
(f)    Notwithstanding anything to the contrary contained in this Section 2.8, the parties hereto hereby acknowledge and agree that after the Securitization of the Loan (or any portion thereof or interest therein), with respect to any Lender approval or similar discretionary rights over any matters contained in this Section (any such matter, a “Defeasance Approval Item”), such rights shall be construed such that Lender shall only be permitted to withhold its consent or approval with respect to any Defeasance Approval Item if the same fails to meet the Prudent Lender Standard.
ARTICLE 3.

REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants as of the Closing Date that:
Section 3.1    Legal Status and Authority.
Borrower (a) is duly organized, validly existing and in good standing under the laws of its state of formation; (b) is duly qualified to transact business and is in good standing in the State; and (c) has all necessary approvals, governmental and otherwise, and full power and authority to own, operate and lease the Property. Borrower has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Property pursuant to the terms hereof and to keep and observe all of the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents on Borrower’s part to be performed.
Section 3.2    Validity of Documents.
(a) The execution, delivery and performance of this Agreement, the Note, the Security Instrument and the other Loan Documents by Borrower and its applicable Affiliates and the borrowing evidenced by the Note and this Agreement (i) are within the power and authority of such parties; (ii) have been authorized by all requisite organizational action of such parties; (iii) have received all necessary approvals and consents, corporate, governmental or otherwise; (iv) will not violate, conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a material default under any provision of law, any order or judgment of any court or Governmental Authority, any license, certificate or other approval required to operate the Property, Borrower’s organizational documents, or any indenture, agreement or other instrument to which Borrower is a party or by which it or any of its assets or the Property is or may be bound or affected, including, without limitation, the Management Agreement; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of its assets, except the lien and security interest created hereby and by the other Loan Documents; and (vi) will not require any authorization or license from, or any filing with, any Governmental Authority (except for the recordation of the Security Instrument in appropriate land records in the State and except for Uniform Commercial

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Code filings relating to the security interest created hereby), (b) this Agreement, the Note, the Security Instrument and the other Loan Documents have been duly executed and delivered by Borrower through the undersigned authorized representative of Borrower and (c) this Agreement, the Note, the Security Instrument and the other Loan Documents constitute the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)), and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
Section 3.3    Litigation.
There is no action, suit, investigation, arbitration or proceeding, judicial, administrative or otherwise (including any condemnation or similar proceeding), pending or, to Borrower’s knowledge, threatened or contemplated against or affecting Borrower or Guarantor or against or affecting the Property that has not been disclosed to Lender by Borrower in writing in connection with the closing of the Loan, is not fully covered by insurance or, if determined adversely to Borrower, would have a Material Adverse Effect.
Section 3.4    Agreements.
Borrower is not a party to any agreement or instrument or subject to any restriction which would have a Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no material financial obligation under any agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property and (b) obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents. There is no agreement or instrument to which Borrower is a party or by which Borrower is bound that would require the subordination in right of payment of any of Borrower’s obligations hereunder or under the Note to an obligation owed to another party.
Section 3.5    Financial Condition.
(a)    Borrower is solvent, and no proceeding under Creditors Rights Laws with respect to Borrower has been initiated and Borrower has received reasonably equivalent value for the granting of the Security Instrument.

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(b)    No petition in bankruptcy has been filed by or against Borrower, Guarantor or any related entity, or any principal, general partner or member thereof, in the last ten (10) years, and neither Borrower, Guarantor nor any related entity, or any principal, general partner or member thereof, in the last ten (10) years has ever made any assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws.
(c)    Borrower is not contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of its assets or property, and Borrower does not have any knowledge of any Person contemplating the filing of any such petition against it.
Section 3.6    Disclosure.
Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.
Section 3.7    No Plan Assets.
As of the date hereof and throughout the term of the Loan (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, (c) transactions by or with Borrower are not and will not be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (d) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. As of the date hereof, neither Borrower, nor any member of a “controlled group of corporations” (within the meaning of Section 414 of the IRS Code) maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).
Section 3.8    Not a Foreign Person.
Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the IRS Code.
Section 3.9    Business Purposes.
The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.
Section 3.10    Borrower Information.
Borrower’s principal place of business and its chief executive office as of the date hereof is 180 Broad Street, 21st Floor, Columbus, Ohio 43215. Borrower’s mailing address, as set forth in the opening paragraph hereof or as changed in accordance with the provisions hereof, is true and correct. Borrower is not subject to back-up withholding taxes.

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Section 3.11    Status of Property.
(a)    Borrower has obtained all necessary certificates, licenses, permits and other approvals, governmental and otherwise, necessary for the ownership and operation of the Property and the conduct of its business (collectively, “Licenses”) and all required zoning, building code, land use, environmental and other similar permits or approvals, all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification based upon any facts known to Borrower.
(b)    Except as disclosed in a written zoning report delivered to Lender prior to the date hereof, the Property and the present and contemplated use and occupancy thereof are in full compliance with all applicable zoning ordinances, building codes, land use laws, Environmental Laws and other similar Applicable Law.
(c)    The Property is served by all utilities required for the current or contemplated use thereof. All utility service is provided by public utilities and the Property has accepted or is equipped to accept such utility service. The Property is served by public water and sewer systems.
(d)    Except as disclosed in the survey of the Property delivered to Lender in connection with the Loan (i) all public roads and streets necessary for service of and access to the Property for the current or contemplated use thereof have been completed and are physically and legally open for use by the public, and (ii) the Property has either direct access to such public roads or streets or access to such public roads or streets by virtue of a perpetual easement or similar agreement inuring in favor of Borrower and any subsequent owners of the Property.
(e)    The Property is free from damage caused by fire or other casualty. Except as disclosed in the Physical Conditions Report (i) the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects, subject to normal wear and usage; and (ii) there exists no structural or other material defects or damages in the Property, whether latent or otherwise. Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
(f)    All costs and expenses of any and all labor, materials, supplies and equipment used in the construction of the Improvements have been paid in full. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under Applicable Law could give rise to any such liens) affecting the Property which are or may be prior to or equal to the lien of the Security Instrument.
(g)    Borrower has paid in full for, and is the owner of, all furnishings, fixtures and equipment (other than Tenants’ property) used in connection with the operation of the Property, free

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and clear of any and all security interests, liens or encumbrances, except the lien and security interest created by this Agreement, the Note, the Security Instrument and the other Loan Documents.
(h)    Except as disclosed in the Physical Conditions Report, all liquid and solid waste disposal, septic and sewer systems located on the Property are in a good and safe condition and repair and in compliance with all Applicable Law.
(i)    No portion of the Improvements is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts or, if any portion of the Improvements is located within such area, Borrower has obtained and will maintain the insurance prescribed in Section 7.1(a) hereof. No part of the Property consists of or is classified as wetlands, tidelands or swamp and overflow lands.
(j)    Except for encroachments that are insured against pursuant to the Title Insurance Policy or otherwise do not cause a Material Adverse Effect, all the Improvements lie within the boundaries of the Land and any building restriction lines applicable to the Land and no improvements on adjoining properties encroach onto the Property.
(k)    To Borrower’s knowledge after due inquiry, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.
Section 3.12    Financial Information.
All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender in respect of Borrower, Guarantor and/or the Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Guarantor or the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, in each case, that are known to Borrower and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower or Guarantor from that set forth in said financial statements.
Section 3.13    Condemnation.
No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of the access to the Property.
Section 3.14    Separate Lots.

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The Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with the Property or any portion thereof.
Section 3.15    Insurance.
Borrower has obtained and has delivered to Lender certified copies of all Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. There are no present claims of any material nature under any of the Policies, and to Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.
Section 3.16    Use of Property.
The Property is used exclusively as a retail shopping mall and other appurtenant and related uses.
Section 3.17    Leases and Rent Roll.
Except as disclosed in the rent roll for the Property delivered to and approved by Lender (the “Rent Roll”) and the aging report and Tenant estoppels delivered to and approved by Lender, (a) Borrower is the sole owner of the entire lessor’s interest in the Leases; (b) the Leases are valid and enforceable against Borrower and the Tenants set forth therein and are in full force and effect; (c) all of the Leases are arms-length agreements with bona fide, independent third parties; (d) no party under any Lease is in default; (e) all Rents due have been paid in full and no Tenant is in arrears in its payment of Rent; (f) none of the Rents reserved in the Leases have been assigned or otherwise pledged or hypothecated; (g) none of the Rents have been collected for more than one (1) month in advance (except a security deposit shall not be deemed rent collected in advance); (h) the premises demised under the Leases have been completed and the Tenants under the Leases have accepted the same and have taken possession of the same on a rent-paying basis with no rent concessions to any Tenants; (i) to Borrower’s knowledge, there exist no offsets or defenses to the payment of any portion of the Rents and Borrower has no monetary obligation to any Tenant under any Lease; (j) Borrower has received no notice from any Tenant challenging the validity or enforceability of any Lease; (k) there are no agreements with the Tenants under the Leases other than expressly set forth in each Lease; (l) no Lease contains an option to purchase, right of first refusal to purchase or any other similar provision; (m) no person or entity has any possessory interest in, or right to occupy, the Property except under and pursuant to a Lease; (n) no Tenants have exercised any right to “go dark” that they may have under their Leases and no Tenant has given Borrower notice that it is exercising (or has threatened to exercise) any right to abate rent, “go dark” or terminate any Lease; (o) all security deposits relating to the Leases reflected on the Rent Roll have been collected by Borrower; (p) no brokerage commissions or finders fees are due and payable regarding any Lease; (q) each Tenant is in actual, physical occupancy of the premises demised under its Lease and is paying full rent under its Lease; and (r) no Tenant occupying 20% or more (by square feet) of the net rentable area of the Property is, to Borrower’s knowledge, a debtor in any state or federal bankruptcy or insolvency proceeding.

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Section 3.18    Filing and Recording Taxes.
All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under Applicable Law currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of this Agreement, the Security Instrument, the Note and the other Loan Documents, including, without limitation, the Security Instrument, have been paid or will be paid, and, under current Applicable Law, the Security Instrument is enforceable in accordance with its terms by Lender (or any subsequent holder thereof), except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 3.19    Management Agreement.
The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. As of the date hereof, no management fees under the Management Agreement are due and payable.
Section 3.20    Illegal Activity/Forfeiture.
(a)    No portion of the Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity and to the best of Borrower’s knowledge, there are no illegal activities relating to controlled substances at the Property (including, without limitation, any growing, distributing and/or dispensing of medical marijuana).
(b)    There has not been and shall never be committed by Borrower or any other person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Security Instrument or the other Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower also hereby covenants and agrees that it shall not commit, permit or suffer to exist any illegal activities or activities relating to controlled substances at the Property (including, without limitation, any growing, distributing and/or dispensing of medical marijuana).
Section 3.21    Taxes.
Borrower has filed all federal, state, county, municipal, and city income, personal property and other tax returns or extensions relating thereto required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

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Section 3.22    Permitted Encumbrances.
None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by this Agreement, the Security Instrument, the Note and the other Loan Documents, materially and adversely affects the value or marketability of the Property, impairs the use or the operation of the Property or impairs Borrower’s ability to pay its obligations in a timely manner.
Section 3.23    Material Agreements.
With respect to each Material Agreement, (a) each Material Agreement is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) there are no defaults under any Material Agreement by any party thereto and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any Material Agreement, (c) all payments and other sums due and payable under the Material Agreements have been paid in full, (d) no party to any Material Agreement has commenced any action or given or received any notice for the purpose of terminating any Material Agreement, and (e) the representations made in any estoppel or similar document delivered with respect to any Material Agreement in connection with the Loan are true, complete and correct and are hereby incorporated by reference as if fully set forth herein.
Section 3.24    Intentionally Omitted.
Section 3.25    Federal Reserve Regulations.
No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Applicable Law or by the terms and conditions of this Agreement, the Security Instrument, the Note or the other Loan Documents.
Section 3.26    Investment Company Act.
Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

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Section 3.27    Fraudulent Conveyance.
Borrower (a) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).
Section 3.28    Embargoed Person.
As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or country which is a sanctioned person, entity or country under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder (including regulations administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury and the Specially Designated Nationals List maintained by OFAC) with the result that the investment in Borrower and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan made by Lender is in violation of Applicable Law (“Embargoed Person”); (b) unless expressly waived in writing by Lender, no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law; and (c) to the best knowledge of Borrower, none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law. Borrower covenants and agrees that in the event Borrower receives any notice that Borrower or Guarantor (or any of their respective beneficial owners, affiliates or participants) or any Person that has an interest in the Property is designated as an Embargoed Person, Borrower shall immediately notify Lender in writing. At Lender’s option, it shall be an Event of Default hereunder if Borrower, Guarantor or any other party to the Loan is designated as an Embargoed Person.

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Section 3.29    Patriot Act.
All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act (collectively referred to in this Section only as the “Patriot Act”) are incorporated into this Section. Borrower hereby represents and warrants that Borrower and Guarantor and each and every Person affiliated with Borrower and/or Guarantor or that to Borrower’s knowledge has an economic interest in Borrower, or, to Borrower’s knowledge, that has or will have an interest in the transaction contemplated by this Agreement or in the Property or will participate, in any manner whatsoever, in the Loan, is: (i) in full compliance with all applicable requirements of the Patriot Act and any regulations issued thereunder; (ii) operated under policies, procedures and practices, if applicable, that are in compliance with the Patriot Act and available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iii) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (iv) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (v) not owned or controlled by or now acting and or will in the future act for or on behalf of any person who has been determined to be subject to the prohibitions contained in the Patriot Act. Borrower covenants and agrees that in the event Borrower receives any notice that Borrower or Guarantor (or any of their respective beneficial owners, affiliates or participants) or any Person that has an interest in the Property is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender. At Lender’s option, it shall be an Event of Default hereunder if Borrower, Guarantor or any other party to the Loan is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.
Section 3.30    Organizational Chart.
The organizational chart attached as Schedule II hereto, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.
Section 3.31    Bank Holding Company.
Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
Section 3.32    No Breach of Fiduciary Duty.
No Person currently owning a direct or indirect equity ownership interest in Borrower (nor any past or current affiliate of such Person), has breached any fiduciary duty owed by such Person to any other Person now or previously owning a direct or indirect equity ownership interest in Borrower or in any other prior owner of the Property.

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Section 3.33    REA Representations.
With respect to each REA, (a) each REA is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) there are no defaults under any REA by any party thereto and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any REA, (c) all sums due and payable under each REA have been paid in full, (d) no party to any REA has commenced any action or given or received any notice for the purpose of terminating any REA, and (e) the representations made in any estoppel or similar document delivered with respect to any REA in connection with the Loan, if any, are true, complete and correct and are hereby incorporated by reference as if fully set forth herein.
Section 3.34    No Change in Facts or Circumstances.
All information submitted by Borrower or Guarantor to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower and/or Guarantor in this Agreement or in the other Loan Documents, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that would otherwise have a Material Adverse Effect.
Section 3.35    Perfection of Accounts.
Borrower hereby represents and warrants to Lender that:
(a)    This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Accounts in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the Accounts; and
(b)    The Accounts constitute “deposit accounts” or “securities accounts” within the meaning of the Uniform Commercial Code, as set forth in the Cash Management Agreement.

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Section 3.36    Intentionally Omitted.
Section 3.37    Guarantor Representations.
Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Article 3 and elsewhere in this Agreement and the other Loan Documents shall survive for so long as any portion of the Debt remains owing to Lender. All representations, warranties, covenants and agreements made in this Agreement and in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
ARTICLE 4.

BORROWER COVENANTS
From the date hereof and until payment and performance in full of all obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents or the earlier release of the lien of the Security Instrument (and all related obligations) in accordance with the terms of this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:
Section 4.1    Existence.
Borrower will continuously maintain (a) its existence and shall not dissolve or permit its dissolution, (b) its rights to do business in the applicable State and (c) its franchises and trade names, if any.
Section 4.2    Applicable Law.
(a)    Borrower shall promptly comply and shall cause the Property to comply in all material respects with all Applicable Law affecting the Borrower and the Property, or the use thereof, including, without limitation, all Environmental Laws and Applicable Law relating to OFAC, Embargoed Persons and the Patriot Act. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, Licenses, permits, trade names, and franchises. Borrower shall give prompt notice to Lender of the receipt by Borrower of any notice related to a violation of any Applicable Law and of the commencement of any proceedings or investigations which relate to compliance with Applicable Law.
(b)    After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Applicable Law, the applicability of any Applicable Law to Borrower or the Property or any alleged violation of any Applicable Law, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all Applicable Law; (iii) neither the Property nor any part thereof or interest therein

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will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Applicable Law determined to be valid or applicable or cure any violation of any Applicable Law; (v) such proceeding shall suspend the enforcement of the contested Applicable Law against Borrower or the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Applicable Law, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to cause compliance with such Applicable Law at any time when, in the judgment of Lender, the validity, applicability or violation of such Applicable Law is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.
Section 4.3    Maintenance and Use of Property.
Borrower shall cause the Property to be maintained in a good and safe condition and repair in all material respects. The Improvements and the Personal Property shall not be removed, demolished or materially altered (except for normal replacement of the Personal Property) without the consent of Lender or as otherwise permitted pursuant to Section 4.21 hereof. Borrower shall promptly repair, replace or rebuild any part of the Property which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any proceeding of the character referred to in Section 3.13 hereof and shall complete and pay for any structure at any time in the process of construction or repair on the Land. Borrower shall not initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Property or any part thereof. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender.
Section 4.4    Waste.
Borrower shall not commit or suffer any waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that invalidates or causes the cancellation of any Policy, or do or permit to be done thereon anything that may in any way impair the value of the Property or the security for the Loan. Borrower will not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.
Section 4.5    Taxes and Other Charges.
(e)    Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes and Other Charges shall be suspended for so long as Borrower complies with the terms and provisions of Section 8.1 hereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges (or other evidence

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reasonably acceptable to Lender evidencing the payment of such Taxes and Other Charges) prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts (or other evidence) for payment of Taxes and Other Charges in the event that such Taxes and Other Charges have been paid by Lender pursuant to Section 8.1 hereof). Subject to the terms of Section 4.5(b) below, Borrower shall not suffer and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against the Property, and shall promptly pay for all utility services provided to the Property.
(f)    After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all Applicable Law; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or deliver to Lender such reserve deposits as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is finally established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the lien of the Security Instrument being primed by any related lien.
Section 4.6    Litigation.
Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower which might have a Material Adverse Effect.
Section 4.7    Access to Property.
Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.
Section 4.8    Notice of Default.
Borrower shall promptly advise Lender of any material adverse change in Borrower’s and/or Guarantor’s condition (financial or otherwise) or of the occurrence of any Default or Event of Default of which Borrower has knowledge.
Section 4.9    Cooperate in Legal Proceedings.

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Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the Note, the Security Instrument or the other Loan Documents and, in connection therewith, permit Lender, at Lender’s election, to participate in any such proceedings.
Section 4.10    Performance by Borrower.
Borrower shall in a timely manner observe, perform and fulfill in all material respects each and every covenant, term and provision to be observed and performed by Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents and any other agreement or instrument affecting or pertaining to the Property and any amendments, modifications or changes thereto.
Section 4.11    Awards.
Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Lender of the expense of an appraisal on behalf of Borrower in case of a Casualty or Condemnation affecting the Property or any part thereto) out of such Awards or Insurance Proceeds.
Section 4.12    Books and Records.
(a)    Borrower shall keep adequate books and records of account in accordance with GAAP, or in accordance with other methods acceptable to Lender in its reasonable discretion (consistently applied), and furnish to Lender:
(i)    (A) quarterly (and prior to a Securitization, monthly) certified rent rolls (in the form approved by Lender in connection with the closing of the Loan), (B) tenant summary reports (in a form substantially similar to the form of tenant summary report delivered to Lender in connection with the closing of the Loan) and (C) a tenant aging and receivables report, each signed and dated by a Responsible Officer of Borrower, within thirty (30) days after the end of each calendar month or thirty (30) days after the end of each calendar quarter, as applicable;
(ii)    quarterly (and prior to a Securitization, monthly) operating statements of the Property, prepared and certified by a Responsible Officer of Borrower in the form required by Lender, detailing the revenues received, the expenses incurred and major capital improvements for the period of calculation and containing appropriate year-to-date information, within thirty (30) days after the end of each calendar month or thirty (30) days after the end of each calendar quarter, as applicable;
(iii)    an annual balance sheet, operating statement (which shall include a profit and loss statement and a statement of cash flow), and statement of change in financial position

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of Borrower audited by an Approved Accounting Firm, within ninety (90) days after the close of each fiscal year of Borrower;
(iv)    by no later than December 15 of each calendar year, an annual operating budget for the next succeeding calendar year presented on a monthly basis consistent with the annual operating statement described above for the Property, including all proposed capital replacements and improvements (the “Annual Budget”). During a Cash Trap Event Period, the Annual Budget shall be subject to Lender’s written approval and shall not take effect until reasonably approved by Lender. In addition, within fifteen (15) days following the occurrence of a Cash Trap Event Period, Borrower shall submit to Lender the Annual Budget for the remainder of the calendar year which shall be subject to Lender’s written approval; and
(v)    the Officer’s Certificate required pursuant to Section 5.3 hereof.
(b)    Upon request from Lender, Borrower shall furnish in a timely manner to Lender:
(i)    a leasing status report for the Property (in a form substantially similar to the form of leasing status report delivered to Lender in connection with the closing of the Loan) and any other information requested by Lender, in reasonable detail and certified by a Responsible Officer of Borrower to be true and complete, but no more frequently than quarterly; and
(ii)    an accounting of all security deposits held in connection with any Lease of any part of the Property.
(c)    Within ten (10) days of Lender’s request, Borrower shall furnish Lender (and shall cause Guarantor to furnish to Lender) with such other additional financial or management information (including State and Federal tax returns) as may, from time to time, be reasonably required by Lender in form and substance satisfactory to Lender. Borrower shall furnish to Lender and its agents convenient facilities for the examination and audit of any such books and records at any reasonable time from time to time during business hours upon reasonable advance notice.
(d)    Borrower agrees that all financial statements and other items required to be delivered to Lender pursuant to this Section 4.12 (each a “Required Financial Item” and, collectively, the “Required Financial Items”) shall: (i) be complete and correct in all material respects; (ii) present fairly the financial condition of the party; (iii) disclose all liabilities that are required to be reflected or reserved against; and (iv) be prepared (A) in electronic format (and, at the request of Lender, in hardcopy format) and (B) in accordance with GAAP. Borrower shall be deemed to warrant and represent that, as of the date of delivery of any such financial statement, there has been no material adverse change in financial condition, nor have any assets or properties been sold, transferred, assigned, mortgaged, pledged or encumbered since the date of such financial statement except as disclosed by Borrower in a writing delivered to Lender. Borrower agrees that all Required Financial Items shall not contain any misrepresentation or omission of a material fact. Without limiting the foregoing, the format of the financial statements and reports required to be delivered by Borrower

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in clauses (i) through (iii) of Section 4.12(a) above may be substantially similar to the format of such financial statements and reports delivered to Lender in connection with the closing of the Loan.
(e)    Lender agrees that Lender will only use the information delivered to Lender by or on behalf of Borrower under this Section 4.12 (the “Borrower Information”) in connection with the Loan and the Loan Documents, including, without limitation, in connection with the servicing of the Loan, performance or exercise by Lender of its rights and/or obligations hereunder and any other Loan Document (including, without limitation, determination of Borrower’s or the Property’s compliance with any financial criteria, covenants or tests), any Secondary Market Transaction and the exercise and enforcement by Lender of any rights and remedies hereunder or under any other Loan Document (including marketing the Property in connection with the exercise of Lender’s rights and remedies under the Loan Documents). Notwithstanding the foregoing, nothing contained herein shall prohibit (i) Lender, the Servicer or the Rating Agencies from including the Borrower Information in summary statements, servicing reports, conclusions or analysis that Lender, the Servicer or the Rating prepare and distribute to third parties in connection with any Secondary Market Transaction or the servicing or surveillance of the Loan, (ii) distribution of the Borrower Information to the Rating Agencies, underwriters, auditors, regulatory authorities or any Persons that may be entitled by law to such information, (iii) distribution of the Borrower Information to any Investor, actual or prospective purchasers of, actual or prospective Investors in or holders of, or actual or prospective participants in, or actual or prospective providers of financing directly or indirectly secured by, the Loan or any Securities or any direct or indirect class, component, portion or interest therein or thereof, and any affiliate, agent, Servicer, trustee for any of the foregoing, and (iv) distribution and/or use (by Lender or any other Person) of any Borrower Information in connection with the exercise and enforcement by Lender of any rights and remedies hereunder or under any other Loan Document or in connection with any sale of all or any portion of the Property by Lender following any foreclosure, deed-in-lieu thereof or any other exercise of Lender’s rights and remedies under the Loan Documents as a result of which Lender becomes the owner of all or any portion of the Property (including, without limitation, making such Borrower Information available to third party purchasers and potential third party purchasers (including in marketing materials)). Borrower acknowledges and agrees that in no event shall Lender (A) be considered to have represented, warranted or guaranteed to Borrower or any other Person that any recipient of any of the Borrower Information will use the Borrower Information solely as aforesaid in connection with the Loan (Borrower hereby acknowledging and agreeing that Lender will have no control over how a recipient of the Borrower Information will use such information), (B) be responsible for monitoring or enforcing such use of the Borrower Information by any other Person or (C) be liable to Borrower or any other Person for any acts or omissions by any such recipient, including, without limitation, any failure of any such recipient to limit its use of the Borrower Information.  Notwithstanding the foregoing, in connection with any challenge or question by any Governmental Authority regarding the tax treatment or tax structure of the Loan, Lender may disclose to Governmental Authorities the tax treatment and tax structure of the Loan and all materials of any kind including, without limitation, opinions or other tax analysis, that are provided to Lender relating to such tax treatment or tax structure.  Lender agrees not to sell any Borrower Information, provided, that nothing contained herein shall be deemed to limit or prohibit Lender from engaging in any Secondary Market Transaction involving the Loan, exercising Lender’s rights and remedies under

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the Loan Documents or including, distributing or making available the Borrower Information to third parties or any other Person as otherwise provided in this Section 4.12(e).
Section 4.13    Estoppel Certificates.
(a)    After request by Lender, Borrower, within ten (10) days of such request, shall furnish Lender or any proposed assignee with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the rate of interest of the Note, (iv) the terms of payment and maturity date of the Note, (v) the date installments of interest and/or principal were last paid, (vi) that, except as provided in such statement, no Event of Default exists, (vii) that this Agreement, the Note, the Security Instrument and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (viii) whether any offsets or defenses exist against the obligations secured hereby and, if any are alleged to exist, a detailed description thereof, (ix) that, to Borrower’s knowledge, all Leases are in full force and effect and have not been modified in any material respect (or if so modified, setting forth all such modifications), (x) the date to which the Rents thereunder have been paid pursuant to the Leases, (xi) whether or not, to the best knowledge of Borrower, any of the Tenants under the Leases are in monetary or material non-monetary default under the Leases, and, if any of the Tenants are in monetary or material non-monetary default, setting forth the specific nature of all such defaults, (xii) the amount of security deposits held by Borrower under each Lease and that such amounts are consistent with the amounts required under each Lease, and (xiii) as to any other matters reasonably requested by Lender and reasonably related to the Leases, the obligations created and evidenced hereby and by the Security Instrument or the Property.
(b)    Borrower shall use commercially reasonable efforts to deliver to Lender, promptly upon request, duly executed estoppel certificates from any one or more Tenants as required by Lender attesting to such facts regarding the Lease as required under such Lease or otherwise as Lender may reasonably require, including, but not limited to, attestations that each Lease covered thereby is in full force and effect with no known defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, and that the lessee claims no defense or offset against the full and timely performance of its obligations under the Lease. After Securitization of the Loan, Borrower shall not be required to deliver such estoppels certificate from any Tenant more frequently than once per calendar year.
(c)    In connection with the Securitization of the Loan (or any portion thereof or interest therein), at Lender’s request, Borrower shall provide an estoppel certificate to any Investor or any prospective Investor containing the information listed in Section 4.13(a) above.
(d)    Borrower shall deliver to Lender, upon request, estoppel certificates from each party under each REA and each Material Agreement in form and substance reasonably acceptable to Lender.
Section 4.14    Leases and Rents.

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(a)    Upon request, Borrower shall furnish Lender with executed copies of all Leases then in effect. All renewals of Leases and all proposed leases shall provide for rental rates and terms comparable to existing local market rates and shall be arm’s length transactions with bona fide, independent third-party Tenants. Within thirty (30) days after the end of each calendar quarter, Borrower shall deliver to Lender a leasing summary report in substantially the same form as the leasing summary report delivered to Lender in connection with the closing of the Loan, which leasing summary report shall, inter alia, identify all new Leases and renewals, amendments or modifications of existing Leases entered into during such calendar quarter, and upon request of Lender, Borrower shall deliver to Lender copies of any new Leases or any renewals, amendments or modifications of Leases requested by Lender.
(b)    Any Lease and any renewals, amendments or modification of a Lease (provided such Lease or Lease renewal, amendment or modification is not a Major Lease (or a renewal, amendment or modification to a Major Lease)) that meets the following requirements may be entered into by Borrower without Lender’s prior consent: such Lease (i) provides for rental rates comparable to existing local market rates for similar properties and is otherwise on commercially reasonable terms, (ii) unless a subordination, non-disturbance and attornment agreement is delivered pursuant to this Section 4.14, provides that such Lease is subordinate to the Security Instrument and that the lessee will attorn to Lender and any purchaser at a foreclosure sale, (iii) is written substantially in accordance with the standard form of Lease which shall have been approved by Lender (subject to any commercially-reasonable changes made in the course of negotiations with the applicable Tenant), (iv) is not with an Affiliate of Borrower or any Guarantor, and (v) does not contain any option to purchase, any right of first refusal to purchase, any right to terminate (except in the event of the destruction or condemnation of substantially all of the Property or for other customary market standard reasons, including, but not limited to, failure to satisfy gross sales targets or co-tenancy requirements) or any other terms which would cause a Material Adverse Effect. All other Leases (including Major Leases) and all renewals, amendments and modifications thereof (including, without limitation, any subletting or assignment thereunder not contemplated by the express terms of such Lease) executed after the date hereof shall be subject to Lender’s prior approval, which approval shall not be unreasonably withheld or delayed.
(c)    Lender shall execute and deliver a Subordination, Non-Disturbance and Attornment Agreement to Tenants under future Major Leases approved by Lender promptly upon request either (i) on the form as required in the applicable Major Lease with such changes as are reasonably requested or required by Lender, or (ii) if no form is required to executed under the applicable Major Lease, then on Lender’s then current standard form with such commercially reasonable changes as may be requested by Tenants, from time to time, as are reasonably acceptable to Lender.
(d)    Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in all material respects in a commercially reasonable manner; (ii) shall enforce, in all material respects, the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner, provided, however, Borrower shall not terminate or accept a surrender of a Major Lease without Lender’s prior approval; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or

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the Rents (except as contemplated by the Loan Documents); (v) shall not, without Lender’s consent, alter, modify or change any Major Lease; and (vi) shall hold all security deposits under all Leases in accordance with Applicable Law.
(e)    Notwithstanding anything contained herein to the contrary, Borrower shall not willfully withhold from Lender any information requested by Lender or required to be provided to Lender under the terms of this Agreement regarding renewal, extension, amendment, modification, waiver of provisions of, termination, rental reduction of, surrender of space of, or shortening of the term of, any Lease during the term of the Loan. Within five (5) Business Days following written request, Borrower agrees to provide Lender with a certification from a Responsible Officer certifying as to any Tenants under any Major Leases that have provided written notice to Borrower within the last six (6) months that such Tenants have “gone dark” or intend to “go dark”.
(f)    Borrower shall notify Lender in writing, within ten (10) Business Days following receipt thereof, of Borrower’s receipt of any termination fee or payment (“Lease Event Payment”) paid by any Tenant under any Lease in consideration of any termination, modification or amendment or settlement of any Lease or any release or discharge of any Tenant under any Lease from any obligation thereunder (a “Lease Event”). Borrower further covenants and agrees that (i) Borrower shall hold any such Lease Event Payment in trust for the benefit of Lender and (ii) (A) in the event such Lease Event Payment is less than $100,000 and such Lease Event does not have a Material Adverse Effect, such Lease Event Payment shall be payable to Borrower or (B) in the event such Lease Event Payment equals or exceeds $100,000 or such Lease Event has a Material Adverse Effect, such Lease Event Payment shall be placed by Borrower in reserve with Lender, to be disbursed by Lender for tenant improvement and leasing commission costs with respect to the Property.
(g)    Notwithstanding anything to the contrary contained herein, to the extent Lender’s prior approval is required for any leasing matters set forth in this Section 4.14, Lender shall have ten (10) Business Days from receipt of written request and all required information and documentation relating thereto in which to approve or disapprove such matter, provided that such request to Lender is marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the request must be marked “PRIORITY”. In the event that Lender fails to respond to the leasing matter in question within such time, Lender’s approval shall be deemed given for all purposes. Borrower shall provide Lender with such information and documentation as may be reasonably required by Lender, including, without limitation, lease comparables and other market information as reasonably required by Lender. Borrower shall pay or cause to be paid to Lender, Lender’s reasonable out-of-pocket costs and expenses including attorneys’ fees and other third party costs reasonably incurred in connection with Lender’s review and approval of any Lease (or amendment or modification to any Lease) requiring Lender’s approval under this Section 4.14, provided, that such costs and expenses shall not exceed, in the aggregate, $2,000.00 for each Lease (or amendment or modification).
Section 4.15    Management Agreement.

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(a)    Borrower shall (i) diligently perform, observe and enforce all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed, observed and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of Borrower under the Management Agreement and (ii) promptly notify Lender of the giving of any notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed and deliver to Lender a true copy of each such notice. Without Lender’s prior written consent, Borrower shall not surrender the Management Agreement, consent to the assignment by Manager of its interest under the Management Agreement, or terminate or cancel the Management Agreement or modify, change, supplement, alter or amend the Management Agreement, in any respect, either orally or in writing, and Borrower hereby assigns to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of Borrower to surrender the Management Agreement or to terminate, cancel, modify, change, supplement, alter or amend the Management Agreement in any respect, and any such surrender of the Management Agreement or termination, cancellation, modification, change, supplement, alteration or amendment of the Management Agreement without the prior consent of Lender shall be void and of no force and effect.
(b)    If Borrower shall default beyond any applicable notice and/or grace period in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Management Agreement shall be kept unimpaired and free from default. Lender and any person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. If Manager shall deliver to Lender a copy of any notice sent to Borrower of default under the Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon.
(c)    Borrower shall notify Lender if Manager sub-contracts to a third party or an affiliate any or all of its management responsibilities under the Management Agreement. Borrower shall, from time to time, use its best efforts to obtain from Manager under the Management Agreement such certificates of estoppel with respect to compliance by Borrower with the terms of the Management Agreement as may be reasonably requested by Lender. Borrower shall exercise each individual option, if any, to extend or renew the term of the Management Agreement upon demand by Lender made at any time within one (1) year of the last day upon which any such option may be exercised, and Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Any sums expended by Lender pursuant to this paragraph shall bear interest at the Default Rate from the date such cost is

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incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Security Instrument and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.
(d)    Without limitation of the foregoing, if the Management Agreement is terminated pursuant to the Assignment of Management Agreement or for any other reason, then Lender, at its option, may require Borrower to engage, in accordance with the terms and conditions set forth in the Assignment of Management Agreement, a new manager (the “New Manager”) to manage the Property, which such New Manager shall be a Qualified Manager. New Manager shall be engaged by Borrower pursuant to a written management agreement that complies with the terms hereof and of the Assignment of Management Agreement and is otherwise satisfactory to Lender in all respects. New Manager and Borrower shall execute an Assignment of Management Agreement in the form then used by Lender. Without limitation of the foregoing, if required by Lender, Borrower shall, as a condition precedent to Borrower’s engagement of such New Manager, obtain a Rating Agency Confirmation with respect to such New Manager and management agreement. To the extent that such New Manager is an Affiliated Manager, Borrower’s engagement of such New Manager shall be subject to Borrower’s delivery to Lender of a New Non-Consolidation Opinion with respect to such New Manager and new management agreement.
Section 4.16    Payment for Labor and Materials.
(a)    Subject to Section 4.16(b), Borrower will promptly pay when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Property (any such bills and costs, a “Work Charge”) and never permit to exist in respect of the Property or any part thereof any lien or security interest, even though inferior to the liens and the security interests hereof, and in any event never permit to be created or exist in respect of the Property or any part thereof any other or additional lien or security interest other than the liens or security interests created hereby and by the Security Instrument, except for the Permitted Encumbrances.
(b)    After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Work Charge, the applicability of any Work Charge to Borrower or to the Property or any alleged non-payment of any Work Charge and defer paying the same, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Applicable Law; (iii) neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay (or cause to be paid) any such contested Work Charge determined to be valid, applicable or unpaid; (v) such proceeding shall suspend the collection of such contested Work Charge from the Property or Borrower shall have paid the same (or shall have caused the same to be paid) under protest; and (vi) Borrower shall furnish (or cause to be furnished) such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure payment of such Work Charge, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to pay for such Work Charge at any time when, in the judgment of Lender, the validity, applicability or non-payment of

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such Work Charge is finally established or the Property (or any part thereof or interest therein) shall be in present danger of being sold, forfeited, terminated, cancelled or lost.
Section 4.17    Performance of Other Agreements.
Borrower shall observe and perform in all material respects each and every term to be observed or performed by Borrower pursuant to the terms of any agreement or recorded instrument affecting or pertaining to the Property, or given by Borrower to Lender for the purpose of further securing the Debt and any amendments, modifications or changes thereto.
Section 4.18    Debt Cancellation.
Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
Section 4.19    ERISA.
Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights hereunder or under the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.
(c)    Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of Borrower to, maintain, sponsor, contribute to or become obligated to contribute to, any Plan or any Welfare Plan or permit the assets of Borrower to become “plan assets,” whether by operation of law or under regulations promulgated under ERISA
(d)    Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan as requested by Lender in its reasonable discretion, that (i) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, or other retirement arrangement, which is subject to Title I of ERISA or Section 4975 of the IRS Code, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) the assets of Borrower do not constitute “plan assets” within the meaning of 29 C.F.R §2510.3-101.
Section 4.20    No Joint Assessment.
Borrower shall not suffer, permit or initiate the joint assessment of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.
Section 4.21    Alterations.

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Borrower may, without Lender’s consent, perform alterations to any Improvements which (i) do not constitute a Material Alteration, (ii) do not adversely affect Borrower’s financial condition or the value or net operating income of the Property, and (iii) are performed in the ordinary course of Borrower’s business or constitute tenant improvements being made expressly pursuant to Leases entered into before the Closing Date or Leases entered into by Borrower on and after the Closing Date which are approved or deemed approved by Lender or for which no approval by Lender is required hereunder. Borrower shall not perform any Material Alteration without Lender’s prior written consent, which consent shall be unreasonably withheld or delayed. If the total unpaid amounts incurred and to be incurred with respect to any alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly upon request deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) U.S. Obligations, (iii) other securities acceptable to Lender (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same), (iv) a completion bond (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same), or (v) a Letter of Credit. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold. All alterations to any Improvements shall be made lien-free and in a good and workmanlike manner in accordance with all Applicable Laws.
Section 4.22    REA Covenants.
Borrower shall (a) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under any REA and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (b) promptly notify Lender of any material default under any REA of which it is aware; (c) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under any REA; (d) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed under any REA in a commercially reasonable manner; (e) cause the Property to be operated, in all material respects, in accordance with any REA; and (f) not, without the prior written consent of Lender, (i) enter into any new REA or execute modifications to any existing REA, (ii) surrender, terminate or cancel any REA, (iii) reduce or consent to the reduction of the term of any REA, (iv) increase or consent to the increase of the amount of any charges under any REA, (v) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any REA in any material respect, or (vi) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under any REA.
Section 4.23    Material Agreements.
Borrower shall (a) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Material Agreements and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (b) promptly notify Lender of any material default under the Material Agreements of which it is aware; (c) upon request by Lender, promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under

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the Material Agreements; (d) enforce, in all material respects, the performance and observance of all of the covenants and agreements required to be performed and/or observed under the Material Agreements in a commercially reasonable manner; (e) cause the Property to be operated, in all material respects, in accordance with the Material Agreements; and (f) not, without the prior written consent of Lender, (i) enter into any new Material Agreement or execute modifications to any existing Material Agreements (other than immaterial modifications which do not increase Borrower’s obligations or decrease Borrower’s benefits under such Material Agreement), (ii) surrender, terminate or cancel the Material Agreements, (iii) reduce or consent to the reduction of the term of the Material Agreements, (iv) increase or consent to any material increase of the amount of any charges under the Material Agreements, (v) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Material Agreements in any material respect, or (vi) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Material Agreements.
(a)    If (i) Borrower submits to Lender a proposed Material Agreement or proposed modification to an existing Material Agreement for which Lender’s consent is required hereunder together all required information and documentation relating thereto in which to approve or disapprove such matter and such request to Lender is marked in bold lettering with the following language: “THIS IS A REQUEST FOR MATERIAL AGREEMENT APPROVAL. IF LENDER FAILS TO APPROVE OR DISAPPROVE THE ENCLOSED MATERIAL AGREEMENT WITHIN FIVE (5) BUSINESS DAYS, BORROWER MAY DELIVER A DEEMED APPROVAL NOTICE,” (ii) Lender fails to either approve or reject said proposed Material Agreement or proposed modification to an existing Material Agreement within such five (5) Business Day period after delivery of the first notice, and Borrower delivers the proposed Material Agreement or proposed modification to an existing Material Agreement for which Lender’s consent is required hereunder together all required information and documentation relating thereto in which to approve or disapprove such matter, and such request to Lender is marked in bold lettering with the following language: “THIS IS A SECOND REQUEST FOR MATERIAL AGREEMENT APPROVAL. IF LENDER FAILS TO APPROVE OR DISAPPROVE THE ENCLOSED MATERIAL AGREEMENT WITHIN FIVE (5) BUSINESS DAYS, SUCH MATERIAL AGREEMENT WILL BE DEEMED APPROVED BY LENDER,” and (iii) Lender fails to approve or reject the proposed Material Agreement or proposed modification to an existing Material Agreement within such second five (5) Business Day period (approval or rejection by notice by facsimile on the same day being acceptable), then the proposed Material Agreement or proposed modification to an existing Material Agreement shall be deemed approved by Lender.
Section 4.24    Dick’s Sporting Goods Estoppel.
Borrower shall use commercially reasonable efforts (including, without limitation, enforcing the terms of the Dick’s Sporting Goods Lease with respect to the Tenant’s obligation to deliver an estoppel certificate (other than terminating the Dick’s Sporting Goods Lease)) to deliver to Lender on or before the later to occur of sixty (60) days after the date hereof or ten (10) Business Days following the Final Demised Premises Delivery Date (as defined in the Dick’s Sporting Goods Lease), an estoppel certificate from the Tenant under the Dick’s Sporting Goods Lease in the form

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required under the Dick’s Sporting Goods Lease, or if not specified, then in form and substance reasonably satisfactory to Lender which, in either case, acknowledges (1) the Dick’s Sporting Goods Lease is in full force and effect, (2) that the Tenant under the Dick’s Sporting Good’s Lease has not given any notice of the existence of any default under the Dick’s Sporting Good’s Lease, (3) the anticipated Rent Commencement Date (as defined in the Dick’s Sporting Goods Lease), (4) the commencement and expiration dates of the term of the Dick’s Sporting Goods Lease, and (5) such Tenant has taken occupancy of the Dick’s Sporting Goods Space (the “Dick’s Sporting Goods Estoppel”); provided, that in the event Borrower fails to deliver the Dick’s Sporting Goods Estoppel to Lender within the time period required above, Borrower shall continue thereafter to use commercially reasonable efforts to deliver the Dick’s Sporting Goods Estoppel to Lender as soon as possible.

ARTICLE 5.

ENTITY COVENANTS
Section 5.1    Single Purpose Entity/Separateness.
(a)    Borrower has not and will not:
(i)    engage in any business or activity other than the ownership, operation and maintenance of the Property, and activities incidental thereto;
(ii)    acquire or own any assets other than (A) the Property, and (B) such incidental Personal Property as may be necessary for the ownership, leasing, maintenance and operation of the Property;
(iii)    merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;
(iv)    fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the Applicable Law of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents;
(v)    own any subsidiary, or make any investment in, any Person;
(vi)    commingle its assets with the assets of any other Person;
(vii)    incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than sixty (60) days past the date incurred and paid on or

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prior to such date, and/or (C) Permitted Equipment Leases; provided however, the aggregate amount of the indebtedness described in (B) and (C) shall not exceed at any time two percent (2%) of the outstanding principal amount of the Debt. No Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Property;
(viii)    fail to maintain all of its books, records, financial statements and bank accounts separate from those of its affiliates and any constituent party. Borrower’s assets have not and will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such affiliates or any other Person and (ii) such assets shall be listed on Borrower’s own separate balance sheet. Borrower has maintained and will maintain its books, records, resolutions and agreements as official records;
(ix)    enter into any contract or agreement with any general partner, member, shareholder, principal or affiliate, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;
(x)    maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(xi)    assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;
(xii)    make any loans or advances to any Person;
(xiii)    fail to file its own tax returns (unless prohibited by Applicable Law from doing so), provided, that Borrower may file or be part of a consolidated federal tax return to the extent required or permitted by Applicable Law and there is an appropriate notation indicating the separate existence of Borrower and its assets and liabilities;
(xiv)    fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;
(xv)    fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the Property to do so after the payment of all operating expenses and Debt Service and shall not require any equity owner to make additional capital contributions to Borrower);

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(xvi)    without the unanimous written consent of all of its partners or members, as applicable, and the consent of each Independent Director (regardless of whether such Independent Director is engaged at the Borrower or SPE Component Entity level), (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause such entity to become insolvent, or (d) make an assignment for the benefit of creditors;
(xvii)    fail to allocate shared expenses (including, without limitation, shared office space) or fail to use separate stationery, invoices and checks;
(xviii)    fail to remain solvent, to pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds or fail to maintain a sufficient number of employees in light of its contemplated business operations (in each case, to the extent there exists sufficient cash flow from the Property to do so);
(xix)    acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable; or
(xx)    violate or cause to be violated the assumptions made with respect to Borrower and its principals in the Non-Consolidation Opinion or in any New Non-Consolidation Opinion.
(b)    Each SPE Component Entity (if any) shall be a corporation or an Acceptable LLC (I) whose sole asset is its interest in Borrower, (II) which has not been and shall not be permitted to engage in any business or activity other than owning an interest in Borrower; (III) which has not been and shall not be permitted to incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (IV) which has and will at all times own at least a 0.5% direct equity ownership interest in Borrower. Each such SPE Component Entity will at all times comply, and will cause Borrower to comply, with each of the representations, warranties, and covenants contained in this Article 5 (to the extent applicable) as if such representation, warranty or covenant was made directly by such SPE Component Entity. Upon the withdrawal or the disassociation of an SPE Component Entity from Borrower, Borrower shall immediately appoint a new SPE Component Entity whose articles of incorporation or organization are substantially similar to those of such SPE Component Entity and deliver a New Non-Consolidation Opinion to Lender with respect to the new SPE Component Entity and its equity owners.
(c)    In the event Borrower or the SPE Component Entity (if any) is an Acceptable LLC, the limited liability company agreement of Borrower or the SPE Component Entity (as applicable) (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of Borrower or the SPE Component Entity (as applicable) (“Member”) to cease to be the member of Borrower or the SPE Component Entity (as applicable) (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower or the SPE Component Entity (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower or the SPE Component Entity (as applicable) in accordance with

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the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of Borrower or the SPE Component Entity (as applicable) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower or the SPE Component Entity (as applicable) automatically be admitted to Borrower or the SPE Component Entity (as applicable) as a member with a 0% economic interest (“Special Member”) and shall continue Borrower or the SPE Component Entity (as applicable) without dissolution and (ii) Special Member may not resign from Borrower or the SPE Component Entity (as applicable) or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to Borrower or the SPE Component Entity (as applicable) as a Special Member in accordance with requirements of Delaware or Maryland law (as applicable) and (B) after giving effect to such resignation or transfer, there remains at least one Independent Director of the SPE Component Entity or Borrower (as applicable) in accordance with Section 5.2 below. The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Borrower or the SPE Component Entity (as applicable) upon the admission to Borrower or the SPE Component Entity (as applicable) of the first substitute member, (ii) Special Member shall be a member of Borrower or the SPE Component Entity (as applicable) that has no interest in the profits, losses and capital of Borrower or the SPE Component Entity (as applicable) and has no right to receive any distributions of the assets of Borrower or the SPE Component Entity (as applicable), (iii) pursuant to the applicable provisions of the limited liability company act of the State of Delaware or Maryland (as applicable, the “Act”), Special Member shall not be required to make any capital contributions to Borrower or the SPE Component Entity (as applicable) and shall not receive a limited liability company interest in Borrower or the SPE Component Entity (as applicable), (iv) Special Member, in its capacity as Special Member, may not bind Borrower or the SPE Component Entity (as applicable) and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower or the SPE Component Entity (as applicable) including, without limitation, the merger, consolidation or conversion of Borrower or the SPE Component Entity (as applicable); provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement. In order to implement the admission to Borrower or the SPE Component Entity (as applicable) of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower or the SPE Component Entity (as applicable) as Special Member, Special Member shall not be a member of Borrower or the SPE Component Entity (as applicable), but Special Member may serve as an Independent Director of Borrower or the SPE Component Entity (as applicable).
(d)    The LLC Agreement shall further provide that, (i) upon the occurrence of any event that causes the Member to cease to be a member of Borrower or the SPE Component Entity (as applicable) to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower or the SPE Component Entity (as applicable) agree in writing (A) to continue Borrower or the SPE Component Entity (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower or the SPE Component Entity (as applicable) effective as of the occurrence of the event that terminated the continued membership of Member in Borrower or the SPE Component Entity (as

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applicable), (ii) any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower or the SPE Component Entity (as applicable) and upon the occurrence of such an event, the business of Borrower or the SPE Component Entity (as applicable) shall continue without dissolution, and (iii) each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower or the SPE Component Entity (as applicable) upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower or the SPE Component Entity (as applicable).
Section 5.2    Independent Director.
(a)    The organizational documents of Borrower (to the extent Borrower is a corporation or an Acceptable LLC) or the SPE Component Entity, as applicable, shall provide that at all times there shall be at least one duly appointed member of its board of directors or managers, as applicable (each, an “Independent Director”) reasonably satisfactory to Lender who each shall not have been at the time of each such individual’s initial appointment, and (I) shall not have been at any time during the preceding five years, and shall not be at any time while serving as Independent Director, either (i) a shareholder (or other equity owner) of, or an officer, director (other than in its capacity as Independent Director), partner, member or employee of, Borrower or any of its respective shareholders, partners, members, subsidiaries or affiliates, (ii) a customer of, or supplier to, or other Person who derives any of its purchases or revenues from its activities with, Borrower or any of its respective shareholders, partners, members, subsidiaries or affiliates (other than from providing routine corporate services such as acting as the registered agent for the Borrower or the SPE Component Entity and providing independent managers/directors, provided neither such individual or such individual’s primary employer has at any time derived more than five percent (5%) of its annual income from providing such corporate services), (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, member, employee supplier, customer or other Person, or (iv) a member of the immediate family of any such shareholder, officer, director, partner, member, employee, supplier, customer or other Person, and (II) shall be employed by, in good standing with and engaged by Borrower in connection with, in each case, an Approved ID Provider. Each Independent Director at the time of their initial engagement shall have had at least three (3) years prior experience as an independent director to a company or a corporation in the business of owning and operating commercial properties similar in type and quality to the Property.
(b)    The organizational documents of Borrower or the SPE Component Entity (as applicable) shall further provide that (I) the board of directors or managers of Borrower or the SPE Component Entity as applicable, and the constituent members of such entities (the “Constituent Members”) shall not take any action which, under the terms of any organizational documents of Borrower or the SPE Component Entity as applicable requires the unanimous vote of (1) the board of directors or managers of Borrower or the SPE Component Entity as applicable, or (2) the Constituent Members, unless at the time of such action there shall be at least one Independent Director engaged as provided by the terms hereof; (II) any resignation, removal or replacement of any Independent Director shall not be effective without two (2) Business Days prior written notice

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to Lender accompanied by evidence that the replacement Independent Director satisfies the applicable terms and conditions hereof and of the applicable organizational documents; (III) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Director shall consider only the interests of the Constituent Members and Borrower and any SPE Component Entity (including Borrower’s and any SPE Component Entity’s respective creditors) in acting or otherwise voting on the matters provided for herein and in Borrower’s and SPE Component Entity’s organizational documents (which such fiduciary duties to the Constituent Members and Borrower and any SPE Component Entity (including Borrower’s and any SPE Component Entity’s respective creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in Borrower or SPE Component Entity (as applicable) exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent Members), (y) the interests of other affiliates of the Constituent Members, Borrower and SPE Component Entity and (z) the interests of any group of affiliates of which the Constituent Members, Borrower or SPE Component Entity is a part)); (IV) other than as provided in subsection (III) above, the Independent Director shall not have any fiduciary duties to any Constituent Members, any directors of Borrower or SPE Component Entity or any other Person; (V) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and (VI) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Director shall not be liable to Borrower, SPE Component Entity, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct.
Section 5.3    Compliance Certificate.
Not later than ninety (90) days after and as of the end of each fiscal year and at any other time upon request from Lender, Borrower shall provide an Officer’s Certificate certifying as to Borrower’s continued compliance with the terms of this Article 5 and the terms of the Cash Management Agreement. Additionally, Borrower shall provide Lender with such other evidence of Borrower’s compliance with this Article 5 and the terms of the Cash Management Agreement, as Lender may reasonably request from time to time.
Section 5.4    Change of Name, Identity or Structure.
Borrower shall not change (or permit to be changed) Borrower’s or the SPE Component Entity’s (a) name, (b) identity (including its trade name or names), (c) principal place of business set forth on the first page of this Agreement or, (d) if not an individual, Borrower’s or the SPE Component Entity’s corporate, partnership or other structure, without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s or the SPE Component Entity’s structure, without first obtaining the prior written consent of Lender. Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower or the SPE Component

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Entity intends to operate the Property, and representing and warranting that Borrower or the SPE Component Entity does business under no other trade name with respect to the Property.
Section 5.5    Business and Operations.
Borrower will continue to engage in the businesses now conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of the jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.
ARTICLE 6.

NO SALE OR ENCUMBRANCE
Section 6.1    Transfer Definitions.
For purposes of this Article 6, “Restricted Party” shall mean Borrower, Guarantor, any SPE Component Entity, any Affiliated Manager, or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Guarantor, any SPE Component Entity, any Affiliated Manager or any non-member manager; and a “Sale or Pledge” shall mean a voluntary or involuntary sale, issuance of equity interests, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) a legal or beneficial interest.
Section 6.2    No Sale/Encumbrance.
(a)    Without the prior written consent of Lender, Borrower shall not cause or permit (i) a Sale or Pledge of the Property or any part thereof or any legal or beneficial interest therein, (ii) a Sale or Pledge of an interest in any Restricted Party or (iii) any change in Control of Borrower, Guarantor, any Affiliated Manager, or any change in control of the day-to-day operations of the Property (the occurrence of any of (i), (ii) or (iii), a “Prohibited Transfer”), other than pursuant to (v) Leases of space in the Improvements to Tenants in accordance with the provisions of Section 4.14, (w) any Permitted Encumbrances, (x) any Permitted Equipment Leases, (y) Section 6.3, Section 6.4, Section 6.5, Section 6.6 or Section 6.7 below, or (z) normal replacement or other disposition of obsolete Personal Property in the ordinary course of business.
(b)    A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to (A) any Leases or any Rents or (B) any REA or any Material Agreements; (iii) any action for partition of the Property (or any portion thereof or interest therein) or any similar action instituted or prosecuted by Borrower or by any other person or entity, pursuant to any contractual agreement or other instrument or under Applicable Law (including, without limitation, common law); (iv) any other action instituted by

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(or at the behest of) Borrower or its affiliates or consented to or acquiesced in by Borrower or its affiliates which results in a termination of an REA or any Material Agreements; (v) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (vi) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests; (vii) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (viii) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (ix) the removal or the resignation of Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 4.15.
Section 6.3    Permitted Equity Transfers.
Notwithstanding the restrictions contained in this Article 6, the following equity transfers shall be permitted without Lender’s consent (each, a “Permitted Equity Transfer”): (a) a transfer (but not a pledge) by devise or descent or by operation of law upon the death of a Restricted Party or any member, partner or shareholder of a Restricted Party, (b) the transfer (but not the pledge), in one or a series of transactions, of the stock, partnership interests or membership interests (as the case may be) in a Restricted Party (including, without limitation, transfers for estate planning purposes), (c) the Sale or Pledge of shares of common stock in any Restricted Party that is a publicly traded entity, provided such shares of common stock are listed on the New York Stock Exchange or another nationally recognized stock exchange, and (d) the sale, transfer or issuance of stock or other equity interest in a Restricted Party to third party investors through licensed U.S. broker-dealers in accordance with Applicable Law (provided, that, the foregoing provisions of clauses (c) and (d) shall not be deemed to waive, qualify or otherwise limit Borrower’s obligation to comply (or to cause the compliance with) the other covenants set forth herein and in the other Loan Documents (including, without limitation, the covenants contained herein relating to ERISA matters)); provided, further, that, with respect to the transfers listed in clauses (a) and/or (b) above, (A) (1) Lender shall receive written notice of any transfers pursuant to clause (a) above within ten (10) Business Days of such transfer and (2) Lender shall receive not less than thirty (30) days prior written notice of such transfers in connection with any transfer pursuant to clause (b) above, (B) after giving effect to such transfers (1) not less than 51% of the direct or indirect equity ownership interest in each of Borrower and any SPE Component Entity is owned by a Permitted Transferee and (2) a Permitted Transferee shall Control Borrower and any SPE Component Entity and the day-to-day operation of the Property, (C) after giving effect to such transfers, the Property shall continue to be managed by Affiliated Manager or a New Manager approved in accordance with the applicable terms and conditions hereof, (D) in the case of the transfer of any direct equity ownership interests in Borrower or in any SPE Component Entity, such transfers shall be conditioned upon continued compliance with the relevant provisions of Article 5 hereof, (E) in the case of (1) the transfer of the management of the Property to a new Affiliated Manager in accordance with the applicable terms

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and conditions hereof, or (2) the transfer of any direct or indirect equity ownership interests in any Restricted Party that results in any Person and its Affiliates owning in excess of forty-nine percent (49%) of the direct or indirect equity ownership interests in Borrower or in any SPE Component Entity that did not own the same on the date hereof or at the time of the delivery of any New Non-Consolidation Opinion prior to such transfer, such transfers shall be conditioned upon delivery to Lender of a New Non-Consolidation Opinion addressing such transfer, and (F) such transfers shall be conditioned upon Borrower’s ability to, after giving effect to the equity transfer in question (1) remake the representations contained herein relating to ERISA, OFAC and Patriot Act matters (and, upon Lender’s request, Borrower shall deliver to Lender (x) an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable equity transfer and (y) Patriot Act searches, bankruptcy searches, criminal background searches and such other searches which are customarily obtained by commercial mortgage lenders or required by applicable laws, rules and regulations applicable to Lender, acceptable to Lender, for any Person owning, directly or indirectly, 20% or more of the interests in the Borrower as a result of such transfer) and (2) continue to comply with the covenants contained herein relating to ERISA OFAC and Patriot Act matters. Upon request from Lender, Borrower shall promptly provide Lender a revised version of the organizational chart delivered to Lender in connection with the Loan reflecting any equity transfer consummated in accordance with this Section 6.3.
Section 6.4    Permitted Transfers of Partnership Interests in GPLP.
Notwithstanding the foregoing provisions of this Article 6, transfers of partnership interests in GPLP shall be permitted provided that (a) Lender shall receive not less than thirty (30) days prior written notice of such transfers, (b) after giving effect to such transfers either (i) GRT shall (A) own not less than 30% of the direct or indirect equity interests in GPLP and (B) Control GPLP or (ii) a Qualified Equity Holder shall (A) own not less than 51% of the direct or indirect equity ownership interest in GPLP and (B) Control GPLP, (c) after giving effect to such transfers, the Property shall continue to be managed by Manager, Affiliated Manager or a New Manager approved in accordance with the applicable terms and conditions hereof, (d) after giving effect to such transfers, Borrower and any SPE Component Entity shall continue to comply with the relevant provisions of Article 5 hereof, (e) in the case of (i) the transfer of the management of the Property to a new Affiliated Manager in accordance with the applicable terms and conditions hereof, or (ii) the transfer of partnership interests in GPLP results in any Person and its Affiliates owning in excess of forty-nine percent (49%) of the direct or indirect equity ownership interests in Borrower or in any SPE Component Entity that, in each case, did not own the same on the date hereof or at the time of the delivery of any New Non-Consolidation Opinion prior to such transfer, such transfers shall be conditioned upon delivery to Lender of a New Non-Consolidation Opinion addressing such transfer, and (f) such transfers shall be conditioned upon Borrower’s ability to, after giving effect to the equity transfer in question (i) remake the representations contained herein relating to ERISA, OFAC and Patriot Act matters (and, upon Lender’s request, Borrower shall deliver to Lender (A) an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable equity transfer and (B) Patriot Act searches, bankruptcy searches, criminal background searches and such other searches which are customarily obtained by commercial mortgage lenders or required by applicable laws, rules and regulations applicable to Lender, acceptable to Lender, for any Person owning, directly or indirectly, 20% or more of the

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interests in the Borrower as a result of such transfer) and (ii) continue to comply with the covenants contained herein relating to ERISA OFAC and Patriot Act matters. Upon request from Lender, Borrower shall promptly provide Lender a revised version of the organizational chart delivered to Lender in connection with the Loan reflecting any equity transfer consummated in accordance with this Section 6.4.
Section 6.5    Permitted Non-GRT Limited Partner Transfers
Notwithstanding the foregoing provisions of this Article 6, Sales and Pledges of limited partnership interests in GPLP by the Non-GRT Limited Partners shall be permitted without the consent of or notice to Lender, provided that (a) the aggregate beneficial equity interests in GPLP owned by all of the Non-GRT Limited Partners is not more than five percent (5.0%), (b) no such Sale or Pledge shall result in any change in the Manager or the day-to-day operation or management of the Property, and (c) prior to and following any such Sale or Pledge, GRT shall Control GPLP and Borrower and not less than 51% of the direct or indirect equity ownership interests in each of GPLP, Borrower and any SPE Component Entity is owned by GRT.

Section 6.6    Permitted Property Transfers (Assumptions).
Notwithstanding the foregoing provisions of this Article 6, following the date which is twelve (12) months from the Closing Date, Lender shall not unreasonably withhold consent to two (2) separate transfers of the Property in its entirety to, and the related assumptions of the Loan by, any Person (a “Transferee”) provided that, with respect to each such transfer, each of the following terms and conditions are satisfied (each, a “Permitted Property Transfer”):
(a)    no Default or Event of Default has occurred;
(b)    Borrower shall have (i) delivered written notice to Lender of the terms of such prospective transfer not less than sixty (60) days before the date on which such transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed Transferee as Lender shall reasonably require and (ii) paid to Lender a non-refundable processing fee in the amount of $25,000. Lender shall have the right to approve or disapprove the proposed transfer based on its then current underwriting and credit requirements for similar loans secured by similar properties which loans are sold in the secondary market, such approval not to be unreasonably withheld. In determining whether to give or withhold its approval of the proposed transfer, Lender shall consider the experience and track record of Transferee and its principals in owning and operating facilities similar to the Property, the financial strength of Transferee and its principals, the general business standing of Transferee and its principals and Transferee’s and its principals’ relationships and experience with contractors, vendors, tenants, lenders and other business entities; provided, however, that, notwithstanding Lender’s agreement to consider the foregoing factors in determining whether to give or withhold such approval, such approval shall be given or withheld based on what Lender determines to be commercially reasonable and, if given, may be given subject to such conditions as Lender may deem reasonably appropriate;
(c)    Borrower shall have paid to Lender, concurrently with the closing of such prospective transfer, (i) a non-refundable assumption fee in an amount equal to the greater of (y) one percent (1%) of the then outstanding principal balance of the Loan or (z) $15,000, (ii) all out-of-pocket

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costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection therewith and (iii) all fees, costs and expenses of the Rating Agencies and all reasonable fees, costs and expenses of all other third parties incurred in connection therewith;
(d)    Transferee assumes and agrees to pay the Debt as and when due subject to the provisions of Article 13 hereof and, prior to or concurrently with the closing of such transfer, Transferee and its constituent partners, members, shareholders, affiliates or sponsors as Lender may require, shall execute, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption and an Affiliate of Transferee reasonably acceptable to Lender shall execute a guaranty of recourse obligations and an environmental indemnity in form and substance identical to the Guaranty and Environmental Indemnity, respectively;
(e)    Borrower and Transferee, without any cost to Lender, shall furnish any information requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by Applicable Law, and shall execute any additional documents reasonably requested by Lender;
(f)    Borrower shall have delivered to Lender, without any cost or expense to Lender, such endorsements to Lender’s Title Insurance Policy insuring that fee simple or leasehold title to the Property, as applicable, is vested in Transferee (subject to Permitted Encumbrances), hazard insurance endorsements or certificates and other similar materials as Lender may deem necessary at the time of the transfer, all in form and substance satisfactory to Lender;
(g)    Transferee shall have furnished to Lender all appropriate papers evidencing Transferee’s organization and good standing, and the qualification of the signers to execute the assumption of the Debt, which papers shall include certified copies of all documents relating to the organization and formation of Transferee and of the entities, if any, which are partners or members of Transferee. Transferee and such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall require, shall comply with the covenants set forth in Article 5 hereof;
(h)    Transferee shall assume the obligations of Borrower under any Management Agreement or provide a new management agreement with a new manager which meets with the requirements of the Assignment of Management Agreement and Section 4.15 hereof and assign to Lender as additional security such new management agreement;
(i)    Transferee shall furnish to Lender a New Non-Consolidation Opinion and an opinion of counsel satisfactory to Lender and its counsel (A) that Transferee’s formation documents provide for the matters described in subparagraph (g) above, (B) that the assumption of the Debt has been duly authorized, executed and delivered, and that the assumption agreement and the other Loan Documents are valid, binding and enforceable against Transferee in accordance with their terms, (C) that Transferee and any entity which is a controlling stockholder, member or general partner of Transferee, have been duly organized, and are in existence and good standing, (E) that the transfer will not constitute a “significant modification” of the Loan under Section 1001 of the IRS Code or

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otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust and (F) with respect to such other matters as Lender may reasonably request;
(j)    if required by Lender, Lender shall have received a Rating Agency Confirmation with respect to such transfer;
(k)    Transferee shall deposit with Lender such new or increased Reserve Funds as Lender may require, including, without limitation, new or increased Reserve Funds for taxes, insurance, tenant improvements and leasing commissions, capital expenditures and immediate repairs, and the amendment of the Loan Documents to require the Transferee to make monthly deposits of such new or increased Reserve Funds for such purposes thereafter; and
(l)    Borrower’s obligations under the contract of sale pursuant to which the transfer is proposed to occur shall expressly be subject to the satisfaction of the applicable terms and conditions of this Section 6.4.
Notwithstanding the foregoing or anything herein to the contrary, Borrower may not exercise its rights pursuant to this Section 6.4 during the period that commences on the date that is sixty (60) days prior to the date of any intended Securitization of the Loan and ending on the date that is sixty (60) days after the date of such Securitization of the Loan.
Section 6.7    Pledges to Secure Corporate Credit Facilities
Notwithstanding any provision of this Article 6 to the contrary, so long as GPLP shall continue to Control Borrower and any SPE Component Entity, GPLP may pledge its indirect ownership interest (but not direct ownership interest) in Borrower to a Qualified Pledgee as security for the direct obligations or debt of GPLP under a credit facility or similar transaction, provided that each of the following conditions are satisfied:

(a)    in no event shall more than forty-nine percent (49%) of the equity ownership interest in Borrower (in the aggregate) be pledged pursuant to any such credit facility or similar transaction;
(b)    the credit facility or similar transaction secured by such pledge is (i) recourse to GPLP and (ii) secured by a substantial portion of GPLP’s assets;
(c)    the repayment of the credit facility or similar transaction secured by the pledge relies substantially on cash flow from assets or property other than the Property;
(d)    the Qualified Pledgee shall not, in any event, pledge, sell, assign or otherwise transfer such pledge or any of the documents which evidence or secure such pledge to a Person other than a Person who qualifies as a Qualified Pledgee;
(e)    neither the granting of such pledge nor the exercise of any remedies available under such pledge shall result in the Property being managed by an entity other the Manager, an Affiliated Manager or a New Manager approved in accordance with the applicable terms and conditions hereof;

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(f)    upon the request of any Rating Agency, following the exercise of any remedies available to the Qualified Pledgee pursuant to the pledge, Borrower shall deliver to cause to be delivered, a New Non-Consolidation Opinion; and
(g)    no Event of Default has occurred and is continuing.
Section 6.8    Lender’s Rights. Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and on assumption of this Agreement and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) payment of a transfer fee of 1% of outstanding principal balance of the Loan and all of Lender’s reasonable out-of-pockets expenses incurred in connection with such Prohibited Transfer (including reasonable attorneys’ fees and costs), (c) to the extent required by Lender, receipt of a Rating Agency Confirmation with respect to the Prohibited Transfer, (d) the proposed transferee’s continued compliance with the covenants set forth in this Agreement, including, without limitation, the covenants in Article 5, (e) receipt of a New Non-Consolidation Opinion with respect to the Prohibited Transfer, and/or (f) such other conditions and/or legal opinions as Lender shall determine in its sole discretion to be in the interest of Lender. All expenses incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon the occurrence of a Prohibited Transfer without Lender’s consent. This provision shall apply to every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer.
ARTICLE 7.

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION
Section 7.1    Insurance.
(a)    Borrower shall obtain and maintain, or cause to be obtained and maintained, insurance for Borrower and the Property providing at least the following coverages:
(i)    insurance with respect to the Improvements and, if applicable, the Personal Property insuring against any peril now or hereafter included within the “Special” or Causes of Loss form (which shall not exclude fire, lightning, windstorm (including named storms), hail, explosion, riot, civil commotion, aircraft, vehicles and smoke), in each case (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value exclusive of costs of excavations, foundations, underground utilities and footings waiving of depreciation; (B) to be written on a no coinsurance form or containing an agreed amount endorsement with respect to the Improvements and, if applicable, Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $25,000, excluding windstorm and earthquake insurance which may have a deductible of 5% of the total insurable value; (D) at all times insuring against at least those hazards that are commonly insured against under a “Special” or Causes of Loss form of policy, as the same shall exist on the date hereof, and together with any increase in the scope of coverage provided under such form after the date hereof;

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and (E) providing Law & Ordinance coverage, including Coverage for Loss to the Undamaged Portion of the Building, Demolition Costs and Increased Cost of Construction in amounts acceptable to Lender. The Full Replacement Cost shall be re-determined from time to time (but not more frequently than once in any twelve (12) calendar months) at the request of Lender by an appraiser or contractor designated and paid by Borrower and approved by Lender, or by an engineer or appraiser in the regular employ of the insurer. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade. No omission on the part of Lender to request any such ascertainment shall relieve Borrower of any of its obligations under this Subsection;
(ii)    commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, including “Dram Shop” or other liquor liability coverage if the Borrower sells or distributes alcoholic beverages from the Property, such insurance (A) to be on the “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts; and (5) contractual liability covering the indemnities contained in Articles 12 and 13 hereof to the extent the same is available and (D) to have a deductible not to exceed $25,000;
(iii)    loss of rents and/or business interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Subsections 7.1(a)(i), (iv) and (vi) through (viii); (C) in an amount equal to 100% of the projected gross income from the Property on an actual loss sustained basis for a period beginning on the date of Casualty and continuing until the Restoration of the Property is completed, or the expiration of twenty-four (24) months, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business interruption/loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on the greatest of: (x) Borrower’s reasonable estimate of the gross income from the Property and (y) the highest gross income received during the term of the Loan for any full calendar year prior to the date the amount of such insurance is being determined, in each case for the succeeding twenty-four (24) month period and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. All Net Proceeds payable to Lender pursuant to this Subsection (the “Rent Loss Proceeds”) shall be held by Lender in an Eligible Account (which shall deemed to be included within the definition of the “Accounts” hereunder) and shall be applied to the obligations secured hereunder from time to time due and payable hereunder and under the Note; provided, however, that (I) nothing herein contained shall

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be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note except to the extent such amounts are actually paid out of the Rent Loss Proceeds and (II) in the event the Rent Loss Proceeds are paid in a lump sum in advance and Borrower is entitled to disbursement of such Rent Loss Proceeds in accordance with the terms hereof, Lender or Servicer shall hold such Rent Loss Proceeds in a segregated interest-bearing Eligible Account and Lender or Servicer shall estimate the number of months required for Borrower to restore the damage caused by the applicable Casualty, shall divide the applicable aggregate Rent Loss Proceeds by such number of months and shall disburse such monthly installment of Rent Loss Proceeds from such Eligible Account into the Cash Management Account each month during the performance of such Restoration;
(iv)    at all times during which structural construction, repairs or alterations are being made with respect to the Improvements and only if the current property and liability coverage forms do not otherwise apply (A) commercial general liability and umbrella liability insurance covering claims related to the construction, repairs or alterations being made at the Property which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policies required herein; and (B) the insurance provided for in Subsection 7.1(a)(i) written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Subsections 7.1(a)(i), (iv) and (vi) through (viii), as applicable, (3) including permission to occupy the Property, and (4) written on a no coinsurance form or containing an agreed amount endorsement waiving co-insurance provisions;
(v)    workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);
(vi)    equipment breakdown/boiler and machinery insurance covering all mechanical and electrical equipment in such amounts as shall be reasonably be required by Lender, on terms and in amounts consistent with the commercial property insurance policy required under Subsection 7.1(a)(i) above or in such other amount as shall be reasonably required by Lender (if applicable to the Property);
(vii)    if any portion of the Improvements is at any time located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance in an amount equal to “Full Replacement Cost”, which shall include, without limitation, the maximum limit of coverage available for the Property under the Flood Insurance Acts; provided, that, the insurance provided pursuant to this clause (vii) shall be on terms consistent with the “All Risk” insurance policy required in Section 7.1(a)(i) above

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(viii)    earthquake insurance, if required, in amounts equal to one and one-half times (1.5x) the probable maximum loss or scenario expected loss of the Property plus loss of rents and/or business interruption as determined by Lender in its sole discretion and in form and substance satisfactory to Lender, provided that the insurance pursuant to this Subsection (viii) shall be on terms consistent with the all risk insurance policy required under Section 7.1(a)(i);
(ix)    umbrella liability insurance in an amount not less than $50,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;
(x)    insurance against employee dishonesty in amounts acceptable to Lender (if applicable to the Property and Borrower);
(xi)    auto liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000) (if applicable); and
(xii)    such other insurance and in such amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.
(b)    All insurance provided for in Subsection 7.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Lender, issued by financially sound and responsible insurance companies authorized to do business in the state in which the Property is located and approved by Lender. The insurance companies must have a financial strength rating of “A” or better and a financial size category of “VIII” or better by A.M. Best Company, Inc., and a rating of “A” or better by S&P (each such insurer shall be referred to below as a “Qualified Insurer”). Not less than fifteen (15) days prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to Subsection 7.1(a), Borrower shall deliver carrier-issued binders and certificates of the renewal Policies, and thereafter, complete copies of the Policies when issued. Upon renewal of the Policies, Borrower shall deliver evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”).
(c)    Except to the extent required pursuant to Section 7.1(a) hereof, Borrower shall not obtain (or permit to be obtained) (i) any umbrella or blanket liability or casualty Policy unless, in each case, such Policy is approved in advance in writing by Lender and Lender’s interest is included therein as provided in this Agreement and such Policy is issued by a Qualified Insurer, or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in Subsection 7.1(a) to be furnished by, or which may be reasonably required to be furnished by, Borrower. In the event Borrower obtains (or causes to be obtained) separate insurance or an umbrella or a blanket Policy, Borrower shall notify Lender of the same and shall cause complete copies of each Policy to be delivered as required in Subsection 7.1(a). Any umbrella or blanket Policy remains subject to review and approval by Lender based on the schedule of locations and values. Notwithstanding

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Lender’s approval of any umbrella or blanket liability or casualty Policy hereunder, Lender reserves the right, in its sole discretion, to require Borrower to obtain a separate Policy in compliance with this Section 7.1.
(d)    All Policies of insurance provided for or contemplated by Subsection 7.1(a) shall name Borrower as the named insured and, in the case of liability policies, except for the Policies referenced in Subsection 7.1(a)(v) and (xi), shall name Lender as additional insured, as their respective interests may appear, and in the case of property coverages, including but not limited to the all-risk/special form coverage, rent loss, business interruption, terrorism, boiler and machinery, earthquake and flood insurance, shall name Lender as mortgagee/lender’s loss payable by a standard noncontributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.
(e)    All property Policies of insurance provided for in Subsection 7.1(a) shall provide that:
(i)    no (A) act, failure to act, violation of warranties, declarations or conditions, or negligence by Borrower, or anyone acting for Borrower, or by any Tenant under any Lease or other occupant, (B) occupancy or use of the Property for purposes more hazardous than those permitted, (C) foreclosure or similar action by Lender, or (D) failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
(ii)    the Policy shall not be cancelled without at least 30 days’ written notice to Lender;
(iii)    each Policy shall provide that (A) the issuers thereof shall give written notice to Lender if the Policy has not been renewed ten (10) days prior to its expiration and (B) Lender is permitted to make payments to effect the continuation of such Policy upon notice of cancellation due to non-payment of Insurance Premiums; and
(iv)    Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
Additionally, Borrower further covenants and agrees to promptly send to Lender any notices of non-renewal or cancellation it receives from the insurer with respect to the Policies required pursuant to this Section 7.1.

(f)    Borrower shall furnish to Lender, on or before thirty (30) days after the close of each of Borrower’s fiscal years, a statement certified by Borrower or a Responsible Officer of Borrower of the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance and, if requested by Lender, verification of the adequacy of such insurance by an independent insurance broker or appraiser acceptable to Lender.

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(g)    If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Security Instrument and shall bear interest at the Default Rate.
(h)    In the event of a foreclosure of the Security Instrument or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest exclusively in Lender or the purchaser at such foreclosure or other transferee in the event of such other transfer of title.
(i)    As an alternative to the Policies required to be maintained pursuant to the preceding provisions of this Section 7.1, Borrower will not be in default under this Section 7.1 if Borrower maintains (or causes to be maintained) Policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”), provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), (1) Borrower shall have received Lender’s prior written consent thereto and (2) if required by Lender, confirmed that Lender has received a Rating Agency confirmation with respect to any such Non-Conforming Policy.
(j)    The property, loss of rents/business interruption, general liability and umbrella liability insurance policies required in this Section 7.1 shall not exclude Terrorism Coverage (defined below) (such insurance policies, the “Applicable Policies”). Such Terrorism Coverage shall comply with each of the applicable requirements for Policies set forth above (including, without limitation, those relating to deductibles); provided that, Lender, at Lender’s option, may reasonably require Borrower to obtain or cause to be obtained the Terrorism Coverage with higher deductibles than set forth above. As used above, “Terrorism Coverage” shall mean insurance for acts of terror or similar acts of sabotage; provided, that, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Authorization Act of 2007 (as the same may be further modified, amended, or extended, “TRIPRA”) (i) remains in full force and effect and (ii) continues to cover both foreign and domestic acts of terror, the provisions of TRIPRA shall determine what is deemed to be included within this definition of “Terrorism Coverage.”
Section 7.2    Casualty.
If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender (a “Restoration”) and otherwise in accordance with Section 7.4. Borrower shall pay all costs of such Restoration whether or not such

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costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.
Section 7.3    Condemnation.
Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 7.4. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.
Section 7.4    Restoration.
The following provisions shall apply in connection with the Restoration of the Property:
(a)    If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 7.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.
(b)    If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 7.4.
(iv)    The Net Proceeds shall be made available for Restoration provided that each of the following conditions are met:

(A)	no Event of Default shall have occurred and be continuing;

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(B)
(1) in the event the Net Proceeds are insurance proceeds, less than thirty percent (30%) of each of (i) the fair market value of the Property as reasonably determined by Lender, and (ii) the rentable area of the Property has been damaged, destroyed or rendered unusable as a result of a Casualty or (2) in the event the Net Proceeds are condemnation proceeds, less than ten percent (10%) of each of (i) the fair market value of the Property as reasonably determined by Lender and (ii) the rentable area of the Property is taken, such land is located along the perimeter or periphery of the Property, no portion of the Improvements is located on such land, and such taking does not materially impair the existing access to the Property;

(C)
Leases demising in the aggregate a percentage amount equal to or greater than 75% of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such fire or other casualty or taking, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower furnishes to Lender evidence satisfactory to Lender that all Tenants under Major Leases shall continue to operate their respective space at the Property after the completion of the Restoration;

(D)
Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than thirty (30) days after the issuance of a building permit with respect thereto) and shall diligently pursue the same to satisfactory completion in compliance with all Applicable Laws, in all material respects, including, without limitation, all applicable Environmental Laws;

(E)
Lender shall be satisfied that any operating deficits which will be incurred with respect to the Property as a result of the occurrence of any such fire or other casualty or taking will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 7.1(a)(iii) above, or (3) by other funds of Borrower;

(F)
Lender shall be satisfied that, upon the completion of the Restoration, the fair market value and cash flow of the Property will not be less than the fair market value and cash flow of the Property as the same existed immediately prior to the applicable Casualty or Condemnation;

(G)
Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the expiration of the insurance coverage referred to in Section 7.1(a)(iii) above, (3) such time as may be required under applicable zoning law, ordinance, rule or regulation in order to repair and restore the Property to the condition it was in immediately prior to such fire or other casualty or taking, or (4) the

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earliest date required for such completion under the terms of any Material Agreements or REA;

(H)	the Property and the use thereof after the Restoration will be in compliance with and permitted under any REA, any Material Agreements and all Applicable Law; and

(I)	the Restoration shall be done and completed in an expeditious and diligent fashion and in compliance with any REA, any Material Agreements and all Applicable Law.
(v)    The Net Proceeds shall be held by Lender and, until disbursed in accordance with the provisions of this Section 7.4(b), shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents. The Net Proceeds (other than the Rent Loss Proceeds) shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.
(vi)    All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). All such plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration shall be assigned to Lender as additional collateral for the Loan and Lender shall have the use of the same. The identity of the contractors, subcontractors and materialmen engaged in the Restoration shall be subject to prior review and acceptance by Lender and the Casualty Consultant. All reasonable out-of-pockets costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower. Borrower shall have the right to settle all claims under the Policies jointly with Lender, provided that (a) no Event of Default exists, (b) Borrower promptly and with commercially reasonable diligence negotiates a settlement of any such claims and (c) the insurer with respect to the Policy under which such claim is brought has not raised any act of the insured as a defense to the payment of such claim. If an Event of Default exists, Lender shall, at its election, have the exclusive right to settle or adjust any claims made under the Policies in the event of a Casualty.
(vii)    In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the

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Restoration Retainage. The term “Restoration Retainage” as used in this Section 7.4(b) shall mean an amount equal to 10% of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until such time as the Casualty Consultant certifies to Lender that Net Proceeds representing 50% of the required Restoration have been disbursed. There shall be no Restoration Retainage with respect to costs actually incurred by Borrower for work in place in completing the last 50% of the required Restoration. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 7.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage, provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, and the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company insuring the lien of the Security Instrument. If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
(viii)    Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
(ix)    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 7.4(b) shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents.
(x)    The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this

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Section 7.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under this Agreement, the Security Instrument, the Note or any of the other Loan Documents.
(c)    All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 7.4(b)(vii) shall be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its discretion shall deem proper. If Lender shall receive and retain Net Proceeds, the lien of the Security Instrument shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt.
(d)    Notwithstanding the foregoing provisions of this Section 7.4, if the Loan is included in a REMIC Trust and, immediately following a release of any portion of the real property relating to the Property following a Casualty or Condemnation, the ratio of the unpaid principal balance of the Loan to the value of the remaining real property relating to the Property is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust), the principal balance of the Loan must be paid down by Borrower by an amount sufficient to satisfy REMIC Requirements, unless the Lender receives an opinion of counsel that the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of lien.
ARTICLE 8.

RESERVE FUNDS

Section 8.1    Tax Reserve Funds.
(a)    Subject to Subsection 8.1(c) below, Borrower shall deposit with Lender on each Monthly Payment Date an amount equal to one‑twelfth (1/12th) of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least ten (10) days prior to their respective due dates (the “Monthly Tax Deposit”). Amounts deposited pursuant to this Section 8.1 are referred to herein as the “Tax Reserve Funds”. If at any time Lender reasonably determines that the Tax Reserve Funds will not be sufficient to pay the Taxes, Lender shall notify Borrower of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Taxes; provided that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Taxes are due, Borrower will deposit such amount within one (1) Business Day after its receipt of such notice.
(b)    Lender shall have the right to apply the Tax Reserve Funds to payments of Taxes. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale,

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forfeiture, tax lien or title or claim thereof. If the amount of the Tax Reserve Funds shall exceed the amounts due for Taxes, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax Reserve Funds. Any Tax Reserve Funds remaining after the Debt has been paid in full shall be returned to Borrower.
(c)    Notwithstanding anything to contrary contained in Subsection 8.1(a) above, so long as no Cash Trap Event Period exists, Borrower shall not be required to deposit the Monthly Tax Deposits with Lender, provided that nothing in this Subsection 8.1(c) shall relieve Borrower of its obligation to pay all Taxes as they become due and payable in accordance with Section 4.5 hereof. In the event a Cash Trap Event Period occurs, Borrower shall be required to deposit with Lender the Monthly Tax Deposits on each Monthly Payment Date during the existence of such Cash Trap Event Period beginning on the first Monthly Payment Date following the occurrence of such Cash Trap Event Period. In addition, if required by Lender, Borrower shall also deposit with Lender on the first Monthly Payment Date following the occurrence of such Cash Trap Event Period an amount which Lender reasonably determines is sufficient, when added to the Monthly Tax Deposits to be deposited with Lender, to pay the Taxes at least ten (10) days prior to their respective due dates.
Section 8.2    Insurance Reserve Funds.
(a)    Subject to Subsection 8.2(c) below, Borrower shall deposit with Lender on each Monthly Payment Date an amount equal to one‑twelfth (1/12th) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (the “Monthly Insurance Deposit”). Amounts deposited pursuant to this Section 8.2 are referred to herein as the “Insurance Reserve Funds”. If at any time Lender reasonably determines that the Insurance Reserve Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies. Notwithstanding anything to the contrary contained in this Section 8.2, Borrower shall not be required to deposit the Insurance Reserve Funds with Lender so long as (i) no Event of Default has occurred and is continuing, (ii) the insurance required to be maintained by Borrower pursuant to Section 7.1(a) above is maintained pursuant to one or more blanket Policies in compliance with Section 7.1(c), and (iii) Borrower provides Lender with paid receipts and other evidence satisfactory to lender that all Insurance Premiums have been and continue to be fully and timely paid, and in any event, at least thirty (30) days prior to the date the Policies would, in the absence of payment, expire, lapse, be canceled or the coverage thereunder otherwise impaired.
(b)    Lender shall have the right to apply the Insurance Reserve Funds to payment of Insurance Premiums. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Reserve Funds shall exceed the amounts due for Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Reserve Funds. Any Insurance Reserve Funds remaining after the Debt has been paid in full shall be returned to Borrower.

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(c)    Notwithstanding anything to contrary contained in Subsection 8.2(a) above, so long as no Cash Trap Event Period exists, Borrower shall not be required to deposit the Monthly Insurance Deposits with Lender, provided that nothing in this Subsection 8.2(c) shall relieve Borrower of its obligation to maintain the insurance required by this Agreement and to provide Lender with evidence of payment of Insurance Premiums and renewal of Policies in accordance with Section 7.1(b) hereof. In the event a Cash Trap Event Period occurs, Borrower shall be required to deposit with Lender the Monthly Insurance Deposits on each Monthly Payment Date during the existence of such Cash Trap Event Period beginning on the first Monthly Payment Date following the occurrence of such Cash Trap Event Period. In addition, if required by Lender, Borrower shall also deposit with Lender on the first Monthly Payment Date following the occurrence of such Cash Trap Event Period an amount which Lender reasonably determines is sufficient, when added to the Monthly Insurance Deposits to be deposited with Lender, to pay the Insurance Premiums at least thirty (30) days prior to the expiration of the Policies.
Section 8.3    Immediate Repair Funds.
(a)    Borrower shall perform the repairs at the Property as set forth on Schedule I hereto (such repairs hereinafter referred to as “Immediate Repairs”) and shall complete each of the Immediate Repairs on or before the one (1) year anniversary of the date of this Agreement; provided that, Lender may, in its sole discretion, extend the respective deadlines for performance of such Immediate Repairs by written notice to Borrower. On the Closing Date, Borrower shall deposit with Lender the amount set forth on such Schedule I hereto to perform the Immediate Repairs. Amounts deposited pursuant to this Section 8.3 are referred to herein as the “Immediate Repair Funds”.
(b)    Provided no Event of Default has occurred and is continuing, Lender shall disburse Immediate Repair Funds to Borrower within ten (10) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least the Minimum Disbursement Amount (or a lesser amount if the total amount of Immediate Repair Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining shall be made), accompanied by the following items (which items shall be in form and substance satisfactory to Lender): (i) an Officer’s Certificate (A) stating that the Immediate Repairs (or relevant portion thereof) to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all Applicable Law, (B) identifying each Person that supplied materials or labor in connection with the Immediate Repairs to be funded by the requested disbursement, (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, or if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for work completed through the date of the relevant invoice from such Person, (D) stating that the Immediate Repairs (or relevant portion thereof) to be funded have not been the subject of a previous disbursement, and (E) stating that all previous disbursements of for Immediate Repairs have been used to pay the previously identified Immediate Repairs, (ii) as to any completed Immediate Repair, a copy of any license, permit or other approval by any Governmental Authority required, if any, in connection with the Immediate Repairs and not previously delivered to Lender, (iii) copies of appropriate lien waivers (or conditional lien waivers) or other evidence of payment satisfactory to Lender, (iv) at

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Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances other than Permitted Encumbrances, (v) at Lender’s option, if the cost of the Immediate Repairs exceeds $25,000, Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of such Immediate Repairs, and (vi) such other evidence as Lender shall reasonably request to demonstrate that the Immediate Repairs to be funded by the requested disbursement have been completed (or completed to the extent of the requested payment) and are paid for or will be paid upon such disbursement to Borrower. Upon Borrower’s completion of all Immediate Repairs in accordance with this Section 8.3 and provided no Event of Default has occurred and continuing, Lender shall release any remaining Immediate Repair Funds, if any, to Borrower.
Section 8.4    Replacement Reserve Funds.
(a)    Subject to Subsection 8.4(c) below, Borrower shall deposit with Lender on each Monthly Payment Date an amount equal to $12,974.75 (the “Replacement Reserve Monthly Deposit”) for the Replacements. Amounts deposited pursuant to this Section 8.4 are referred to herein as the “Replacement Reserve Funds”. Lender may reassess its estimate of the amount necessary for Replacements from time to time (but not more than once per year) and, and may require Borrower to increase the monthly deposits required pursuant to this Section 8.4 upon thirty (30) days’ notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain proper operation of the Property.
(b)    Lender shall disburse Replacement Reserve Funds only for Replacements. Provided no Event of Default has occurred and is continuing, Lender shall disburse Replacement Reserve Funds to Borrower within ten (10) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least the Minimum Disbursement Amount (or a lesser amount if the total amount of the Replacement Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining shall be made), accompanied by the following items (which items shall be in form and substance satisfactory to Lender): (i) an Officer’s Certificate (A) stating that the items to be funded by the requested disbursement are Replacements, (B) stating that all Replacements at the Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all Applicable Law, (C) identifying each Person that supplied materials or labor in connection with the Replacements to be funded by the requested disbursement, (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement or, if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for work completed through the date of the relevant invoice from such Person, (E) stating that the Replacements (or relevant portion thereof) to be funded have not been the subject of a previous disbursement, and (F) stating that all previous disbursements of for Replacements have been used to pay the previously identified Replacements, (ii) as to any completed Replacement, a copy of any license, permit or other approval by any Governmental Authority required, if any, in connection with the Replacement and not previously delivered to Lender, (iii) copies of appropriate lien waivers (or conditional lien waivers) or other evidence of payment satisfactory to Lender, (iv) at Lender’s option, a title search for the Property indicating that the

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Property is free from all Liens, claims and other encumbrances not previously approved by Lender, (v) at Lender’s option, if the cost of any individual Replacement exceeds $25,000, Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the applicable Replacement, and (vi) such other evidence as Lender shall reasonably request to demonstrate that the Replacements to be funded by the requested disbursement have been completed (or completed to the extent of the requested payment) and are paid for or will be paid upon such disbursement to Borrower.
(c)    Notwithstanding anything to contrary contained in Subsection 8.4(a) above, so long as the Actual Debt Service Coverage Ratio is not less than the Minimum DSCR, Borrower shall not be required to deposit the Replacement Reserve Monthly Deposits with Lender. In the event the Actual Debt Service Coverage Ratio is less than the Minimum DSCR, Borrower shall be required to deposit with Lender the Replacement Reserve Monthly Deposits on each Monthly Payment Date beginning on the first Monthly Payment Date following the date Lender determines the Actual Debt Service Coverage Ratio is less than the Minimum DSCR.
(d)    Nothing in this Section 8.4 shall (i) make Lender responsible for making or completing the Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Funds to complete any Replacements; (iii) obligate Lender to proceed with the Replacements; or (iv) obligate Lender to demand from Borrower additional sums to complete any Replacements.
(e)    Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Replacements. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section.
(f)    In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under Applicable Law in connection with the Replacements. All such policies shall be in form and amount reasonably satisfactory to Lender.
Section 8.5    Leasing Reserve Funds.
(a)    Subject to Subsection 8.5(c) below, Borrower shall deposit with Lender on each Monthly Payment Date the sum of $57,090.75 (the “Leasing Reserve Monthly Deposit”) for tenant improvements and leasing commissions that may be incurred following the date hereof. Amounts deposited pursuant to this Section 8.5 are referred to herein as the “Leasing Reserve Funds”.

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(b)    Provided no Event of Default has occurred and is continuing, Lender shall disburse Leasing Reserve Funds to Borrower for Qualified Leasing Expenses, within ten (10) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least the Minimum Disbursement Amount (or a lesser amount if the total amount of Leasing Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining shall be made), accompanied by the following items (which items shall be in form and substance satisfactory to Lender) and in no event in an amount greater than the Maximum Leasing Reserve Disbursement Amount for the Lease in question: (i) an Officer’s Certificate (A) stating that all Qualified Leasing Expenses at the Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all Applicable Law, (B) identifying each Person that supplied materials or labor in connection with the Qualified Leasing Expenses to be funded by the requested disbursement, (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, or if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for work completed through the date of the relevant invoice from such Person, (D) stating that the Qualified Leasing Expenses to be funded have not been the subject of a previous disbursement, and (E) stating that all previous disbursements for Qualified Leasing Expenses have been used to pay the previously identified Qualified Leasing Expenses, (ii) as to any completed Qualified Leasing Expenses, a copy of any license, permit or other approval by any Governmental Authority required, if any, in connection with the Qualified Leasing Expenses and not previously delivered to Lender, (iii) copies of appropriate lien waivers (or conditional lien waivers) or other evidence of payment satisfactory to Lender, (iv) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (v) such other evidence as Lender shall reasonably request to demonstrate that the Qualified Leasing Expenses to be funded by the requested disbursement have been completed (or completed to the extent of the requested payment) and are paid for or will be paid upon such disbursement to Borrower.
(c)    Notwithstanding anything to contrary contained in Subsection 8.5(a) above, so long as the Actual Debt Service Coverage Ratio is not less than the Minimum DSCR, Borrower shall not be required to deposit the Leasing Reserve Monthly Deposits with Lender. In the event the Actual Debt Service Coverage Ratio is less than the Minimum DSCR, Borrower shall be required to deposit with Lender the Leasing Reserve Monthly Deposits on each Monthly Payment Date beginning on the first Monthly Payment Date following the date Lender determines the Actual Debt Service Coverage Ratio is less than the Minimum DSCR.

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Section 8.6    The Accounts Generally.
(a)    All Reserve Funds shall be held in Eligible Accounts. Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and all sums now or hereafter deposited in the Reserve Funds as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt. The provisions of this Section 8.6 are intended to give Lender and/or Servicer “control” of the Reserve Funds within the meaning of the UCC. Borrower acknowledges and agrees that the Reserve Funds are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof, and Borrower shall have no right of withdrawal with respect to any Reserve Funds except with the prior written consent of Lender or as otherwise provided herein. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.
(b)    Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Reserve Funds or permit any lien to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. Lender shall have the right to file a financing statement or statements under the UCC in connection with any of the Reserve Funds with respect thereto in the form required to properly perfect Lender’s security interest therein. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Reserve Funds.
(c)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default, without notice from Lender or Servicer (i) Borrower shall have no rights in respect of the Reserve Funds and (ii) Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Reserve Funds as described in this Agreement, the Cash Management Agreement and in the Security Instrument, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement, the Cash Management Agreement or in the Security Instrument, may apply the Reserve Funds as Lender determines in its sole discretion including, but not limited to, payment of the Debt.
(d)    The insufficiency of Reserve Funds on deposit with Lender shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.
(e)    Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds, the sums deposited therein or the performance of the obligations for which the Reserve Funds were established, except to the extent arising from the

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gross negligence or willful misconduct of Lender, its agents or employees. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.
(f)    Interest accrued, if any, on the Reserve Funds shall not be required to be remitted to any Account and may instead be retained by Lender.
(g)    Borrower acknowledges and agrees that it solely shall be, and shall at all times remain, liable to Lender or Servicer for all fees, charges, costs and expenses in connection with the Reserve Funds, this Agreement and the enforcement hereof, including, without limitation, any monthly or annual fees or charges as may be assessed by Lender or Servicer in connection with the administration of the Accounts and the Reserve Funds and the reasonable fees and expenses of legal counsel to Lender and Servicer as needed to enforce, protect or preserve the rights and remedies of Lender and/or Servicer under this Agreement.
Section 8.7    Dick’s Sporting Goods Reserve Funds.
(a)    Borrower shall deposit with Lender on the date hereof $3,561,437. Amounts deposited pursuant to this Section 8.7 are referred to herein as the “Dick’s Sporting Goods Reserve Funds”.
(b)    An amount equal to $3,327,062 of the Dick’s Sporting Goods Reserve Funds (the “Dick’s Sporting Goods Build-Out Funds”) shall be available to pay or reimburse Borrower for tenant build-out and tenant improvement costs and expenses for the Dick’s Sporting Goods Space which are required to be paid and performed by Borrower pursuant to the Dick’s Sporting Goods Lease (collectively, the “Dick’s Sporting Goods Build-Out Costs”). Provided no Event of Default has occurred and is continuing, Lender shall disburse Dick’s Sporting Good Build-Out Funds to Borrower within ten (10) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least the Minimum Disbursement Amount (or a lesser amount if the total amount of the Dick’s Sporting Goods Build-Out Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining shall be made), accompanied by the following items (which items shall be in form and substance satisfactory to Lender): (i) an Officer’s Certificate (A) containing an exhibit which (1) lists each of the items to be paid for or reimbursed by such disbursement (each such item, a “Dick’s Sporting Goods Build-Out Item”), (2) identifies the cost of each such Dick’s Sporting Goods Build-Out Item and (3) identifies each Person that supplied labor or materials in connection with each such Dick’s Sporting Goods Build-Out Item, (B) states that the costs and expenses incurred in connection with the Dick’s Sporting Goods Build-Out Item constitute Dick’s Sporting Goods Build-Out Costs, (C) states that all Dick’s Sporting Goods Build-Out Items to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all Applicable Law, (D) states that each such Person that supplied labor or material in connection with the Dick’s Sporting Goods Build-Out Items has been paid in full or will be paid in full upon such disbursement or, if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for work completed through the date of the relevant invoice

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from such Person, (E) states that the Dick’s Sporting Goods Build-Out Items (or relevant portion thereof) to be funded have not been the subject of a previous disbursement, and (F) states that all previous disbursements of for the Dick’s Sporting Goods Build-Out Items have been used to pay the previously identified Dick’s Sporting Goods Build-Out Items, (ii) as to any completed Dick’s Sporting Goods Build-Out Items, a copy of any license, permit or other approval by any Governmental Authority required, if any, in connection with such Dick’s Sporting Goods Build-Out Item and not previously delivered to Lender, (iii) copies of appropriate lien waivers (or conditional lien waivers) or other evidence of payment satisfactory to Lender, (iv) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, (v) at Lender’s option, if the cost of any individual Dick’s Sporting Good Build-Out Item exceeds $25,000, Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the applicable Dick’s Sporting Goods Build-Out Item, and (vi) such other evidence as Lender shall reasonably request to demonstrate that the Dick’s Sporting Good Build-Out Items to be funded by the requested disbursement have been completed (or completed to the extent of the requested payment) and all Dick’s Sporting Goods Build-Out Costs are paid for or will be paid upon such disbursement to Borrower. Provided no Event of Default has occurred and is continuing, Lender or Servicer shall release the remaining portion of Dick’s Sporting Goods Build-Out Funds into the Cash Management Account provided that (x) Borrower delivers to Lender evidence reasonably satisfactory to Lender that all Dick’s Sporting Goods Build-Out Costs have been paid for in full and all tenant build-out work and tenant improvements required to be paid for or performed by Borrower under the Dick’s Sporting Goods Lease have been completed in a good and workman-like manner and on a lien-free basis in accordance with all Applicable Laws, (y) all licenses and permits required and/or necessary for the Tenant under the Dick’s Sporting Goods Lease to occupy and conduct business in the Dick’s Sporting Goods Space in accordance with the Dick’s Sporting Goods Lease have been obtained, and (z) Lender has received the Dick’s Sporting Goods Estoppel.
(c)    An amount equal to $234,375 of the Dick’s Sporting Goods Reserve Funds (the “Dick’s Sporting Goods Rent Funds”) shall be used to supplement base rent payments under the Dick’s Sporting Goods Lease. Provided no Event of Default has occurred and is continuing, on the Monthly Payment Date in September, 2012 and on each Monthly Payment Date thereafter to and including the Monthly Payment Date in January, 2013, Lender or Servicer shall disburse $46,875 of the Dick’s Sporting Goods Rent Funds into the Cash Management Account.
Section 8.8    Existing Leases Reserve Funds.
(a)    Borrower shall deposit with Lender on the date hereof $606,667 for tenant improvements and leasing commissions that may be incurred under the existing leases listed on Schedule IV attached hereto (the “Existing Leases”), which amount is allocated among the Existing Leases as set forth on Schedule IV attached hereto (the “Existing Lease Allocated Amount”). In no event shall the aggregate portion of the amount of Existing Leases Reserve Funds disbursed with respect to any Existing Lease exceed the Existing Lease Allocated Amount for such Existing Lease. Amounts deposited pursuant to this Section 8.8 are referred to herein as the “Existing Leases Reserve Funds”.

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(b)    With respect to each Existing Lease, Lender shall disburse to Borrower an amount of Existing Leases Reserve Funds up to the Existing Lease Allocated Amount for such Existing Lease upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the actual, out-of-pocket expenses incurred by Borrower in connection with tenant improvements and/or leasing commissions with respect to the Existing Leases (the “Existing Leases Leasing Costs”) to be paid; (ii) the amount of the requested disbursement plus the aggregate amount of all previous disbursements of Existing Leases Reserve Funds with respect to such Existing Lease do not exceed the Existing Lease Allocated Amount for such Existing Lease; (iii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured; (iv) Lender shall have received an Officer’s Certificate (A) stating that all Existing Leases Leasing Costs to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all Applicable Law, (B) identifying each Person that supplied materials or labor in connection with the Existing Leases Leasing Costs to be funded by the requested disbursement, (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, or if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for work completed through the date of the relevant invoice from such Person, (D) stating that the Existing Leases Leasing Costs to be funded have not been the subject of a previous disbursement, and (E) stating that all previous disbursements for Existing Leases Leasing Costs have been used to pay the previously identified Existing Leases Leasing Costs, (v) as to any completed Existing Leases Leasing Costs, a copy of any license, permit or other approval by any Governmental Authority required, if any, in connection with the Existing Leases Leasing Costs and not previously delivered to Lender, (vi) copies of appropriate lien waivers (or conditional lien waivers) or other evidence of payment satisfactory to Lender, (vii) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (viii) such other evidence as Lender shall reasonably request to demonstrate that the Existing Leases Leasing Costs to be funded by the requested disbursement have been completed (or completed to the extent of the requested payment) and are paid for or will be paid upon such disbursement to Borrower. Provided no Event of Default shall exist and remain uncured, upon payment in full of all of the Existing Leases Leasing Costs for all of the Existing Leases (and provided Borrower has delivered to Lender evidence of such payment in accordance with this Section 8.8(b)), Lender shall promptly disburse any remaining Existing Leases Reserve Funds to Borrower.

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Section 8.9    Environmental Work
Borrower shall use commercially reasonable efforts to obtain and deliver to Lender within twelve (12) months after the date hereof, a no further remediation letter or similar letter from the Ohio Bureau of Underground Storage Tank Regulations (BUSTR) or other state governmental or environmental agency or authority having jurisdiction over the Property in form and substance reasonably acceptable to Lender (a “No Further Action Letter”) with respect to groundwater contamination in the area at the Property which formerly contained underground storage tanks and was operated as a Firestone automobile service center (the “Environmental Work”), and in the event Borrower is unable to obtain a No Further Action Letter within such twelve (12) month period Borrower shall (i) deliver to Lender within five (5) Business Days following the expiration of such twelve (12) month period evidence reasonably satisfactory to Lender that Borrower has performed and completed any actions necessary or required to obtain a No Further Action Letter and that the delay in receiving such No Further Action Letter is due to delays in the issuance of such No Further Action Letter by the Ohio Bureau of Underground Storage Tank Regulations (BUSTR) or other state governmental or environmental agency or authority having jurisdiction over the Property and (ii) continue to use commercially reasonable efforts following the expiration of such twelve (12) month period to obtain and deliver to Lender the No Further Action Letter. Any remediation work performed at the Property in connection with the Environmental Work shall be performed by contractors, and under the supervision of a licensed consulting engineer, which shall not be an Affiliate of Borrower, each approved in advance by Lender in Lender’s reasonable discretion, and shall be conducted in accordance and compliance with all Environmental Laws.

Section 8.10    Letters of Credit.
Each Letter of Credit delivered hereunder shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine, subject to the terms and conditions hereof relating to application of sums to the Debt. Lender shall have the additional rights to draw in full any Letter of Credit: (a) if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least forty five (45) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (b) if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least forty five (45) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least forty five (45) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (c) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions hereof or a substitute Letter of Credit is provided by no later than forty five (45) days prior to such termination); (d) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Approved Bank and Borrower has not substituted a Letter of Credit from an Approved Bank within twenty (20) days after notice; and/or (e) if the bank issuing the Letter of Credit shall fail to (i) issue

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a replacement Letter of Credit in the event the original Letter of Credit has been lost, mutilated, stolen and/or destroyed or (ii) consent to the transfer of the Letter of Credit to any Person designated by Lender. If Lender draws upon a Letter of Credit pursuant to the terms and conditions of this Agreement, provided no Event of Default exists, Lender shall apply all or any part thereof for the purposes for which such Letter of Credit was established. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (a), (b), (c), (c) or (e) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.
ARTICLE 9.

CASH MANAGEMENT AGREEMENT
Section 9.1    Cash Management Agreement.
Borrower shall enter into the Cash Management Agreement on the date hereof which shall govern the collection, holding and disbursement of Rents and any other income from the Property during the term of the Loan.
Section 9.2    Cash Flow Sweep.
In the event of a Cash Trap Event Period, all Excess Cash Flow (as defined in the Cash Management Agreement) shall be deposited into the Excess Cash Flow Subaccount (as defined in the Cash Management Agreement), as more particularly set forth in the Cash Management Agreement.
ARTICLE 10.

EVENTS OF DEFAULT; REMEDIES
Section 10.1    Event of Default.
The occurrence of any one or more of the following events shall constitute an “Event of Default”:
(a)    if Borrower shall fail to (i) pay when due (A) any sums which by the express terms of this Agreement and the other Loan Documents require immediate or prompt payment without any grace period or (B) sums which are payable on the Maturity Date, or (ii) pay within five (5) days when due (A) any monthly Debt Service and any amount required to be paid into the Reserve Funds or (B) any other sums payable under the Note, this Agreement or any of the other Loan Documents;

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(b)    if any of the Taxes or Other Charges is not paid when the same is due and payable except (i) to the extent sums sufficient to pay such Taxes and Other Charges have been deposited with Lender in accordance with the terms of this Agreement and Lender’s access to such sums is not restricted or constrained in any manner or (ii) to the extent Borrower is contesting any such Taxes and Other Charges (or part thereof) in accordance with Section 4.5(b) hereof;
(c)    if the Policies are not kept in full force and effect or if evidence of the same is not delivered to Lender as provided in Section 7.1 hereof;
(d)    if any of the representations or covenants contained in Article 5 hereof are breached or violated; provided, however, such breach or violation shall not constitute an Event of Default if (i) such breach or violation was inadvertent, immaterial and non-recurring, (ii) such breach or violation is curable and (iii) Borrower fully cures such breach of violation within fifteen (15) calendar days after written notice from Lender;
(e)    a Prohibited Transfer occurs in violation of Article 6 hereof;
(f)    if any representation or warranty of, or with respect to, Borrower, Guarantor or any member, general partner, principal or beneficial owner of any of the foregoing, made herein, in the Guaranty or in the Environmental Indemnity or in any other guaranty, or in any certificate, report, financial statement or other instrument or document furnished to Lender shall have been false or misleading in any material adverse respect when made;
(g)    if (i) Borrower, any SPE Component Entity or Guarantor shall commence any case, proceeding or other action (A) under any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower or any managing member or general partner of Borrower, any SPE Component Entity or Guarantor shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against Borrower or any managing member or general partner of Borrower, any SPE Component Entity or Guarantor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; (iii) there shall be commenced against Borrower, any SPE Component Entity or Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; (iv) Borrower, any SPE Component Entity or Guarantor shall take any action in furtherance of, or consenting to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower, any SPE Component Entity or Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;
(h)    if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of the Property whether it be superior or junior in lien to the Security Instrument;

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(i)    subject to Borrower’s right to contest pursuant to Sections 4.5(b) and 4.16(b) hereof, if the Property becomes subject to any mechanic’s, materialman’s or other lien other than a lien for any Taxes not then due and payable and the lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days;
(j)    if any federal tax lien is filed against Borrower, any SPE Component Entity, Guarantor or the Property and same is not discharged of record (by payment, bonding or otherwise) within thirty (30) days after same is filed;
(k)    if Borrower shall fail to comply with the covenants in Article 15 within ten (10) days after request by Lender or otherwise fails to deliver to Lender, within ten (10) days after request by Lender, the estoppel certificates required by Section 4.13(a) or (c) hereof;
(l)    if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Environmental Indemnity and/or the Guaranty) and such default continues after the expiration of applicable grace periods, if any;
(m)    intentionally omitted;
(n)    if Borrower shall fail to deliver to Lender within thirty (30) days after request by Lender any Required Financial Item;
(o)    if Borrower defaults under the Management Agreement beyond the expiration of applicable notice and grace periods, if any, thereunder or if the Management Agreement is canceled, terminated or surrendered or expires pursuant to its terms, unless in such case Borrower shall enter into a new management agreement with a Qualified Manager in accordance with the applicable terms and provisions hereof;
(p)    if any representation and/or covenant herein relating to ERISA matters is breached;
(q)    if (i) Borrower shall fail (beyond any applicable notice or grace period) to pay any charges payable under any REA or Material Agreements as and when payable thereunder, (ii) Borrower defaults under any REA or Material Agreements beyond the expiration of applicable notice and grace periods, if any, thereunder, (iii) any REA or Material Agreements are amended, supplemented, replaced, restated or otherwise modified without Lender’s prior written consent or if Borrower consents to a transfer of any party’s interest thereunder without Lender’s prior written consent, or (iv) any REA or Material Agreements and/or the estate created thereunder is canceled, rejected, terminated, surrendered or expires pursuant to its terms, unless in such case Borrower enters into a replacement thereof in accordance with the applicable terms and provisions hereof;
(r)    if Borrower shall continue to be in default under any term, covenant or condition of this Agreement not specified in subsections (a) through (q) above or not otherwise specifically specified as an Event of Default herein, (i) for more than ten (10) days after notice from Lender, in the case of any default which can be cured by the payment of a sum of money or (ii) for thirty (30) days after notice from Lender, in the case of any other default, provided that if such default cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure

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such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of ninety (90) days (subject to further extension by Lender, in Lender’s sole discretion); and/or
(s)    if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.
Section 10.2    Remedies.
(a)    Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 10.1(g) above with respect to Borrower and SPE Component Entity only) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement, the Security Instrument, the Note and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in this Agreement, the Security Instrument, the Note and the other Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity. Upon any Event of Default described in Section 10.1(g) above (with respect to Borrower and SPE Component Entity only), the Debt and all other obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in the Security Instrument, the Note and the other Loan Documents to the contrary notwithstanding.
(b)    Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement, the Security Instrument, the Note or the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under this Agreement, the Security Instrument, the Note or the other Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by Applicable Law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by Applicable Law, equity or contract or as set forth herein or in the Security Instrument, the Note or the other Loan Documents. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or

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Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
(c)    Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.
(d)    Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, security instruments and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.
(e)    Any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.
(f)    Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding

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to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by Applicable Law), with interest as provided in this Section, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred through and including the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.
ARTICLE 11.

SECONDARY MARKET
Section 11.1    Securitization.
(a)    Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization. The transaction referred to in clauses (i), (ii) and (iii) above shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”.
(b)    If requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation, to:
(i)    (A) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower, Guarantor and Manager, (B) provide updated budgets relating to the Property and (C) provide updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies;
(ii)    provide opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to non-consolidation, matters of Delaware (or Maryland, as applicable) and federal bankruptcy law relating to limited liability companies or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property and Borrower and Borrower’s Affiliates, which counsel and opinions shall be satisfactory in form and substance to Lender and the Rating Agencies;

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(iii)    provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require; and
(iv)    execute such amendments to the Loan Documents and Borrower or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies or otherwise to effect the Securitization including, without limitation, bifurcation of the Loan into two or more components and/or separate notes and/or creating a senior/subordinate note structure (any of the foregoing, a “Loan Bifurcation”); provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would change the interest rate, the stated maturity or the amortization of principal set forth in the Note, except in connection with a Loan Bifurcation which may result in varying fixed interest rates and amortization schedules, but which shall have the same initial weighted average coupon of the original Note.
Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, other than costs and expenses which are otherwise the responsibility of Borrower pursuant to the terms of the Loan Documents, Borrower shall not be responsible for the payment of any costs and expenses incurred in connection with this Section 11.1(b), other than any internal, administrative or clerical cost and expenses incurred by Borrower.

(aa)    If, at the time one or more Disclosure Documents are being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor for purposes of such Securitization, Borrower shall furnish (or cause to be furnished) to Lender upon request (i) the selected financial data or, if applicable, net operating income, described in Item 1112(b)(1) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan (or portion of the Loan included in such Securitization) and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in such Securitization or (ii) the financial statements described in Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan (or portion of the Loan included in such Securitization) together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan (or apportion of the Loan included in such Securitization) and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each fiscal year

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of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which an Exchange Act Filing is not required. If requested by Lender, and to the extent not prohibited by any applicable lease, other agreement or order, Borrower shall furnish to Lender financial data and/or financial statements for any tenant of any of the Properties if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor.
(bb)    All financial data and financial statements provided by Borrower hereunder pursuant to Section 11.1(c) and (d) hereof shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation AB and other applicable legal requirements. All financial statements referred to in Section 11.1(c) above shall be audited by independent accountants of Borrower (which accountants shall be acceptable to Lender) in accordance with Regulation AB and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB and all applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial data and financial statements (audited or unaudited) provided by Borrower under Section 11.1(c) shall be accompanied by an Officer’s Certificate stating that such financial statements meet the requirements set forth in the first sentence of this Section 11.1(d).
(cc)    If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act Filing or as shall otherwise be reasonably requested by Lender.
(dd)    In the event Lender determines, in connection with a Securitization, that the financial data and financial statements and (if applicable) related accountants’ reports and consents required in order to comply with Regulation AB or any amendment, modification or replacement of Regulation AB or with other legal requirements are other than as provided herein, then notwithstanding the provisions of Section 11.1(c) and (d), Lender may request, and Borrower shall promptly provide, such other financial statements and (if applicable) related accountants’ reports and consents as Lender determines to be necessary or appropriate for such compliance.

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Section 11.2    Securitization Indemnification.
(a)    Borrower understands that information provided to Lender by Borrower and its agents, counsel and representatives may be included in disclosure documents in connection with the Securitization, including, without limitation, an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.
(b)    Borrower shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (A) certifying that Borrower has examined such Disclosure Documents specified by Lender and that each such Disclosure Document, as it relates to Borrower, Borrower Affiliates, the Property, Manager, Guarantor and all other aspects of the Loan, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 11.2, Lender hereunder shall include its officers and directors), the Affiliate of Wells Fargo that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Wells Group”), and Wells Fargo, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Wells Fargo or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Wells Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Wells Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Wells Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property (collectively, the “Provided Information”). The indemnification provided for in clauses (B) and (C) above shall be effective whether or not the indemnification agreement described above is provided; provided, however, such indemnity shall

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be limited to the Provided Information and shall only be effective to the extent that Lender accurately states the Provided Information in the applicable Disclosure Document. The aforesaid indemnity will be in addition to any liability which Borrower may otherwise have.
(c)    In connection with Exchange Act Filings, Borrower shall (i) indemnify Lender, the Wells Group and the Underwriter Group for Liabilities to which Lender, the Wells Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Disclosure Document a material fact required to be stated in the Disclosure Document in order to make the statements in the Disclosure Document, in light of the circumstances under which they were made, not misleading and (ii) reimburse Lender, the Wells Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Wells Group or the Underwriter Group in connection with defending or investigating the Liabilities; provided, however, such indemnity shall be limited to the Provided Information and shall only be effective to the extent that Lender accurately states the Provided Information in the applicable Disclosure Document.
(d)    Promptly after receipt by an indemnified party under this Section 11.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 11.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 11.2, such indemnified party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.
(e)    In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 11.2(b) or (c) hereof is for any reason held to be unenforceable as to an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 11.2(b) or (c) hereof, the indemnifying party shall contribute to the amount paid or payable by the

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indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Wells Fargo’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.
(f)    Borrower shall jointly and severally indemnify Lender and its officers, directors, partners, employees, representatives, agents and Affiliates against any Losses to which Lender or its officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the Losses arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of Borrower to the Rating Agencies (the “Covered Rated Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading; provided, however, such indemnity shall be limited to the Covered Rated Agency Information.
(g)    The liabilities and obligations of both Borrower and Lender under this Section 11.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.
Section 11.3    Intentionally Omitted. Servicer.
Section 11.4    Rating Agency Costs.
In connection with any Rating Agency Confirmation or other Rating Agency consent, approval or review required hereunder as a result of Borrower’s or Guarantor’s actions, inactions or requests for the same (other than the initial review and surveillance of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all of the costs and expenses of Lender, Servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.
Section 11.5    Mezzanine Option.
Lender shall have the option (the “Mezzanine Option”) at any time to divide the Loan into two parts, a mortgage loan and a mezzanine loan, provided, that (i) the total loan amounts for such mortgage loan and such mezzanine loan shall equal the then outstanding amount of the Loan immediately prior to Lender’s exercise of the Mezzanine Option, and (ii) the weighted average interest rate of such mortgage loan and mezzanine loan shall equal the Interest Rate (so long as there is no event of default or prepayment of principal of the Loan or mezzanine loan). Borrower shall cooperate with Lender in Lender’s exercise of the Mezzanine Option in good faith and in a

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timely manner, which such cooperation shall include, but not be limited to, (i) executing such amendments to the Loan Documents and Borrower or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies, (ii) creating one or more Single Purpose Entities (the “Mezzanine Borrower”), which such Mezzanine Borrower shall (A) own, directly or indirectly, 100% of the equity ownership interests in Borrower (the “Equity Collateral”), and (B) together with such constituent equity owners of such Mezzanine Borrower as may be designated by Lender, execute such agreements, instruments and other documents as may be required by Lender in connection with the mezzanine loan (including, without limitation, a promissory note evidencing the mezzanine loan and a pledge and security agreement pledging the Equity Collateral to Lender as security for the mezzanine loan); and (iii) delivering such opinions, title endorsements, UCC title insurance policies and other materials as may be required by Lender or the Rating Agencies. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, other than costs and expenses which are otherwise the responsibility of Borrower pursuant to the terms of the Loan Documents, Borrower shall not be responsible for the payment of any costs and expenses incurred in connection with Lender exercising the Mezzanine Option, other than any internal, administrative or clerical cost and expenses incurred by Borrower
Section 11.6    Conversion to Registered Form.
At the request of Lender, Borrower shall appoint, as its agent, a registrar and transfer agent (the “Registrar”) reasonably acceptable to Lender which shall maintain, subject to such reasonable regulations as it shall provide, such books and records as are necessary for the registration and transfer of the Note in a manner that shall cause the Note to be considered to be in registered form for purposes of Section 163(f) of the IRS Code. The option to convert the Note into registered form once exercised may not be revoked. Any agreement setting out the rights and obligation of the Registrar shall be subject to the reasonable approval of Lender. Borrower may revoke the appointment of any particular person as Registrar, effective upon the effectiveness of the appointment of a replacement Registrar. The Registrar shall not be entitled to any fee from Borrower or Lender or any other lender in respect of transfers of the Note and other Loan Documents.
ARTICLE 12.

INDEMNIFICATIONS
Section 12.1    General Indemnification.
Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all actual Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Property

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or any part thereof; (d) any failure of the Property to be in compliance with any Applicable Law; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (f) the payment of any commission, charge or brokerage fee to anyone (other than a broker or other agent retained by Lender) which may be payable in connection with the funding of the Loan evidenced by the Note and secured by the Security Instrument; and/or (g) the holding or investing of the funds on deposit in the Accounts or the performance of any work or the disbursement of funds in each case in connection with the Reserve Funds (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender for the Indemnified Liabilities to the extent solely caused by the gross negligence or willful misconduct of Lender. Any amounts payable to Indemnified Parties by reason of the application of this Section 12.1 shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Indemnified Parties until paid.
Section 12.2    Mortgage and Intangible Tax and Transfer Tax Indemnification.
Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to (a) any tax on the making and/or recording of the Security Instrument, the Note or any of the other Loan Documents (whether due upon the making of same or upon the exercise of its remedies under the Loan Documents), and (b) any transfer tax incurred by Indemnified Parties in connection with the exercise of remedies hereunder or under any other Loan Documents.
Section 12.3    ERISA Indemnification.
Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Indemnified Parties may incur, directly or indirectly, as a result of a default under Sections 3.7 or 4.19 of this Agreement.
Section 12.4    Duty to Defend, Legal Fees and Other Fees and Expenses.
Upon written request by any Indemnified Party, Borrower shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties. Notwithstanding the foregoing, any Indemnified Parties may, in their sole discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding. Upon demand, Borrower shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

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Section 12.5    Survival.
Except for in connection with Borrower’s full and indefeasible satisfaction of the Debt pursuant to the terms of this Agreement, the obligations and liabilities of Borrower under this Article 12 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument; provided, however nothing contained in this Section 12.5 shall be deemed to limit any obligations and liabilities of Borrower under this Agreement or the other Loan Documents which by their terms survive the satisfaction in full of the Debt.
Section 12.6    Environmental Indemnity.
Simultaneously herewith, Borrower and Guarantor have executed and delivered the Environmental Indemnity to Lender, which Environmental Indemnity is not secured by the Security Instrument.
ARTICLE 13.

EXCULPATION
Section 13.1    Exculpation.
Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against Borrower or any principal, director, officer, employee, beneficiary, shareholder, partner, member, trustee, agent, or Affiliate of Borrower (but specifically excluding Guarantor) or any legal representatives, successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instrument and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower or any of the Exculpated Parties in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instrument or the other Loan Documents. The provisions of this Section shall not, however, (1) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (2) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (3) affect the validity or enforceability of any indemnity, guaranty or similar instrument (including, without limitation, the indemnities set forth in Article 12 hereof, Section 11.2 hereof, in the Guaranty and in the Environmental Indemnity) made in connection with the Loan or any of the rights and remedies

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of Lender thereunder (including, without limitation, Lender’s right to enforce said rights and remedies against Borrower and/or Guarantor (as applicable) personally and without the effect of the exculpatory provisions of this Article 13); (4) impair the right of Lender to obtain the appointment of a receiver; (5) impair the enforcement of the assignment of leases and rents contained in the Security Instrument; (6) impair the right of Lender to enforce Section 4.12(e) of this Agreement; (7) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instrument or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (8) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any Losses incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with any of the following:
(i)    fraud or intentional misrepresentation or any failure to disclose a material fact by Borrower, any SPE Component Entity, Guarantor, or any Borrower Party in connection with the Loan;
(ii)    the gross negligence or willful misconduct of Borrower, any SPE Component Entity, Guarantor or any Borrower Party or the commission of a criminal act by Borrower, any SPE Component Entity, Guarantor or any Borrower Party which results in any seizure or forfeiture of the Property, or any portion thereof, or Borrower’s interest therein;
(iii)    material physical waste to the Property caused by the intentional acts or intentional omissions of Borrower, any SPE Component Entity, Guarantor or any Borrower Party (including, without limitation, any arson or abandonment of the Property) and/or the removal or disposal of any portion of the Property after an Event of Default by Borrower, any SPE Component Entity, Guarantor or any Borrower Party;
(iv)    the misapplication, misappropriation or conversion by Borrower of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, (C) any Rents following an Event of Default or (D) any Tenant security deposits or Rents collected more than one (1) month in advance;
(v)    failure to pay any Taxes or Other Charges, charges for labor or materials or any other charges that can create liens on any portion of the Property to the extent that the revenue from the Property is sufficient to pay such amounts (other than (x) amounts deposited with Lender as Tax Reserve Funds for Taxes or Other Charges where Lender elects not to apply such funds toward payment of such Taxes or Other Charges owed or (y) Taxes or Other Charges owed that are contested strictly in accordance with the terms of the Loan Documents);
(vi)    failure to maintain insurance as required by this Agreement to the extent that the revenue from the Property is sufficient to pay the Insurance Premiums relating thereto (other than the failure to pay amounts deposited with Lender as Insurance Reserve Funds for Insurance Premiums to be paid to maintain such insurance where Lender elects not to apply such funds toward payment of such Insurance Premiums);

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(vii)    the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity, this Agreement or in the Security Instrument, in each case, concerning Environmental Laws and Hazardous Substances;
(viii)    any fees or commissions paid by Borrower after the occurrence of any Event of Default to Guarantor and/or any Affiliate of Borrower and/or Guarantor in violation of the terms of the Note, this Agreement, the Security Instrument or the other Loan Documents;
(ix)    Borrower’s breach of, or failure to comply with, the representations, warranties and covenants contained in Article 15 of this Agreement and/or the provisions of Sections 11.2 and 12.3 hereof;
(x)    Borrower fails to appoint a new property manager upon the request of Lender, each as required by, and in accordance with the terms and provisions of, this Agreement, the Assignment of Management Agreement and the other Loan Documents or Borrower appoints a new property manager or replaces the property manager other than in accordance with the terms of this Agreement, the Assignment of Management Agreement and the other Loan Documents; and/or
(xi)    Borrower’s breach of or failure to comply with any representation, warranty or covenant contained in Article 5 hereof, provided, however, that Borrower shall only be liable to Lender to the extent any such breach or failure with respect to Article 5 was material and, within fifteen (15) days of notice from Lender, Borrower fails to cure such breach or failure and fails to deliver to Lender a New Non-Consolidation Opinion to the effect that such failure does not negate/impair the opinion previously delivered to Lender.
(xii)    Borrower fails to perform the Environmental Work as and when required pursuant to Section 8.9 hereof.
(xiii)    any litigation or other legal proceeding related to the Debt filed by Borrower, any SPE Component Entity, Guarantor or any Borrower Party that delays, opposes, impedes, obstructs, hinders, enjoins or otherwise interferes with or frustrates the efforts of Lender to exercise any rights and remedies available to Lender as provided herein and in the other Loan Documents.
Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (i) if any Prohibited Transfer occurs in violation of Article 6 hereof; (ii) Borrower or any SPE Component Entity files a voluntary petition under the Bankruptcy Code or any other Creditors Rights Laws; (iii) an Affiliate, officer, director, or representative which Controls, directly or indirectly, Borrower or any SPE Component Entity files, or joins in the filing of, an involuntary petition against Borrower or any SPE Component Entity under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors

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for any involuntary petition against Borrower or any SPE Component Entity from any Person; (iv) Borrower or any SPE Component Entity files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person (other than an involuntary petition filed by Lender) under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (v) any Affiliate, officer, director, or representative which Controls Borrower or any SPE Component Entity consents to or acquiesces in or joins in an application for the appointment of a receiver or similar arrangement under any Applicable Laws (other than an application for the appointment of a receiver sought by Lender); (vi) Borrower or any SPE Component Entity makes an assignment for the benefit of creditors or admits in any legal proceeding its insolvency or inability to pay its debts as they become due (other than an admission in a legal proceeding commenced by Lender in which Borrower or SPE Component Entity is making a truthful statement upon the advice of counsel which is required to be made in such legal proceeding); (vii) there is substantive consolidation of Borrower or any SPE Component Entity (or any Restricted Party) with any other Person in connection with any federal or state bankruptcy proceeding involving the Guarantor or any of its Affiliates (including, without limitation, as a result or any breach or violation by Borrower of any of the representations, warranties or covenants contained in Article 5 hereof); or (viii) Borrower or any SPE Component Entity (or any Restricted Party) contests or opposes any motion made by Lender to obtain relief from the automatic stay or seeks to reinstate the automatic stay in the event of any federal or state bankruptcy or insolvency proceeding involving the Guarantor or its Affiliates.
Section 13.2    Survival.
The obligations and liabilities of Borrower under this Article 13 shall fully survive indefinitely until the Debt has been indefeasibly repaid in full notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument; provided, however nothing contained in this Section 13.2 shall be deemed to limit any obligations and liabilities of Borrower under this Agreement or the other Loan Documents which by their terms survive the satisfaction in full of the Debt.
ARTICLE 14.

NOTICES
Section 14.1    Notices.
All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

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If to Borrower:	Dayton Mall II, LLC c/o Glimcher Properties Limited Partnership 180 Broad Street, 21st Floor Columbus, Ohio 43215 Attention: General Counsel Facsimile No: 614-621-8863
With a copy to:	Frost Brown Todd LLC One Columbus, Suite 2300 10 West Broad Street Columbus, Ohio 43215 Attention: John I. Cadwallader Facsimile No: 614-464-1737
If to Lender:	Wells Fargo Bank, National Association Wells Fargo Center 1901 Harrison Street, 2nd Floor MAC A0227-020 Oakland, California 94612 Attention: Commercial Mortgage Servicing Facsimile No.: 866-359-5352
With a copy to:	Sidley Austin LLP 1 South Dearborn Street Chicago, Illinois 60603 Attention: John A. Chamberlin Facsimile No.: 312-853-7036

or addressed as such party may from time to time designate by written notice to the other parties.
Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.
ARTICLE 15.

FURTHER ASSURANCES
Section 15.1    Replacement Documents.
Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note, this Agreement or any of the other Loan Documents which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of the Note, this Agreement or such other Loan Document, Borrower will issue, in lieu thereof, a replacement thereof, dated the date of the Note, this Agreement or such other Loan Document, as applicable, in the same principal amount thereof and otherwise of like tenor.

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Section 15.2    Recording of Security Instrument, etc.
Borrower forthwith upon the execution and delivery of the Security Instrument and thereafter, from time to time, will cause the Security Instrument and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, the Property. Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Security Instrument, this Agreement, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Security Instrument, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by Applicable Law so to do.
Section 15.3    Further Acts, etc.
Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Security Instrument, or for complying with all Applicable Law. Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements to evidence more effectively the security interest of Lender in the Property. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 15.3.

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Section 15.4    Changes in Tax, Debt, Credit and Documentary Stamp Laws.
(a)    If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Property for the purpose of taxation and which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in the Property, Borrower will pay the tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than ninety (90) days to declare the Debt immediately due and payable.
(b)    Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of the Security Instrument or the Debt. If such claim, credit or deduction shall be required by Applicable Law, Lender shall have the option, by written notice of not less than ninety (90) days, to declare the Debt immediately due and payable.
(c)    If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Security Instrument, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.
ARTICLE 16.

WAIVERS
Section 16.1    Remedies Cumulative; Waivers.
The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

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Section 16.2    Modification, Waiver in Writing.
No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Security Instrument, the Note and the other Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
Section 16.3    Delay Not a Waiver.
Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under this Agreement, the Security Instrument, the Note or the other Loan Documents, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Security Instrument, the Note or the other Loan Documents, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Security Instrument, the Note and the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
Section 16.4    Waiver of Trial by Jury.
TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER, BY ACCEPTANCE OF THIS AGREEMENT, HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS AGREEMENT, THE NOTE, THE SECURITY INSTRUMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER OR BORROWER.
Section 16.5    Waiver of Notice.
Borrower shall not be entitled to any notices of any nature whatsoever from Lender except (a) with respect to matters for which this Agreement specifically and expressly provides for the giving of notice by Lender to Borrower and (b) with respect to matters for which Lender is required by Applicable Law to give notice, and Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement does not specifically and expressly provide for the giving of notice by Lender to Borrower.

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Section 16.6    Remedies of Borrower.
In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by Applicable Law or under this Agreement, the Security Instrument, the Note and the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.
Section 16.7    Marshalling and Other Matters.
Borrower hereby waives, to the extent permitted by Applicable Law, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale under the Security Instrument of the Property or any part thereof or any interest therein. Further, Borrower hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of the Security Instrument on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to the Property subsequent to the date of the Security Instrument and on behalf of all persons to the extent permitted by Applicable Law.
Section 16.8    Waiver of Statute of Limitations.
To the extent permitted by Applicable Law, Borrower hereby expressly waives and releases to the fullest extent permitted by Applicable Law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its obligations hereunder, under the Note, Security Instrument or other Loan Documents.
Section 16.9    Waiver of Counterclaim.
Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

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Section 16.10    Sole Discretion of Lender.
Wherever pursuant to this Agreement (a) Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Lender, or (c) any other decision or determination is to be made by Lender, the decision to approve or disapprove all decisions that arrangements or terms are satisfactory or not satisfactory, and all other decisions and determinations made by Lender, shall be in the sole discretion of Lender, except as may be otherwise expressly and specifically provided herein. Prior to a Securitization, whenever pursuant to this Agreement or any other Loan Document the Rating Agencies are given any right to approve or disapprove any matter, or any arrangement or term is to be satisfactory to the Rating Agencies, to the extent not already required, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory, shall be substituted therefor.
ARTICLE 17.

MISCELLANEOUS
Section 17.1    Survival.
This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth in this Agreement, the Security Instrument, the Note or the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.
Section 17.2    Governing Law.
(A)    THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK AND THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN

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DOCUMENTS (OTHER THAN WITH RESPECT TO LIENS AND SECURITY INTERESTS IN PROPERTY WHOSE PERFECTION AND PRIORITY IS COVERED BY ARTICLE 9 OF THE UCC (INCLUDING, WITHOUT LIMITATION, THE ACCOUNTS) WHICH SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION APPLICABLE THERETO IN ACCORDANCE WITH SECTIONS 9-301 THROUGH 9-307 OF THE UCC AS IN EFFECT IN THE STATE OF NEW YORK) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW EXCEPT AS SPECIFICALLY SET FORTH ABOVE.
(B)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:
NATIONAL REGISTERED AGENTS, INC.
111 8TH AVENUE
NEW YORK, NEW YORK 10011

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY

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TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.]
Section 17.3    Headings.
The Article and/or Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 17.4    Severability.
Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 17.5    Preferences.
Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

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Section 17.6    Expenses.
Subject to any limitations on payments of costs and expenses by Borrower expressly set forth in the Loan Documents, Borrower shall, within ten (10) Business Days of demand, pay Lender all reasonable, out-of-pocket costs and expenses incurred by Lender in connection with: (a) the preparation, negotiation, execution and delivery of this Agreement and all of the other Loan Documents; (b) the administration of this Agreement and the other Loan Documents for the term of the Loan and any modifications and amendments, if any, of this Agreement or any of the other Loan Documents; (c) the processing of any Borrower requests made hereunder and under any of the other Loan Documents; (d) the enforcement of any remedies hereunder or under the other Loan Documents or the satisfaction by Lender of any of Borrower’s or Guarantor’s obligations under this Agreement and the other Loan Documents; (e) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the Security Instrument, the Note, the other Loan Documents, the Property, or any other security given for the Loan; and (f) otherwise protecting Lender’s interests under this Agreement and any other Loan Document, including, without limitation, in connection with any “work-out” of the Loan or any bankruptcy, insolvency, receivership, reorganization, rehabilitation, liquidation or other similar proceeding in respect of Borrower or Guarantor or an assignment by Borrower or Guarantor for the benefit of its creditors. For all purposes of this Agreement and the other Loan Documents, Lender’s costs and expenses as described above shall also include all reasonable fees and costs, including, without limitation, all appraisal fees, engineering and architect costs and inspection fees, reasonable legal fees and expenses, accounting fees, fees for the disbursement of any Reserve Funds, environmental and other consultant fees, auditor fees, and the cost to Lender of any title insurance premiums and title company charges (including for down dates, abstracts, tax certificates, title insurance endorsements required by Lender, and UCC financing statements, tax lien and litigation searches), surveys, recording, reconveyance and notary fees, any transfer and mortgage taxes, any Rating Agency fees and expenses, and any loan servicing and special servicing fees and expenses (including, without limitation, any “work-out” and/or liquidation fees, but excluding any monthly servicing fees). Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Borrower recognizes and agrees that formal written appraisals of the Property by a licensed independent appraiser may be required by Lender’s internal procedures and/or federal regulatory reporting requirements on an annual and/or specialized basis and that Lender may, at its option, require inspection of the Property by an independent supervising architect and/or cost engineering specialist at least semiannually. Notwithstanding the foregoing, Borrower shall not be required to pay for more than one appraisal in any twelve (12) month period unless an Event of Default occurs and is continuing or as otherwise required by law. Additionally, if Borrower is undertaking a Restoration or is performing work that requires the obtaining of a building permit, then Borrower shall pay the reasonable out-of-pocket costs of architects, engineers and other consultants retained by Lender to review the performance of such Restoration or work. Any amounts payable to Lender pursuant to this Section 17.6 shall become immediately due and payable upon written demand and, if the same is not paid within ten (10) Business Days from such written demand, shall bear interest at the Default Rate from the date which is ten (10) Business Days from such written demand until the date such amounts have been paid.

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Section 17.7    Cost of Enforcement.
In the event (a) that the Security Instrument is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes. Any amounts payable to Lender pursuant to this Section 17.7 shall become immediately due and payable upon written demand and, if the same is not paid within ten (10) Business Days from such written demand, shall bear interest at the Default Rate from the date which is ten (10) Business Days from such written demand until the date such amounts have been paid.
Section 17.8    Exhibits and Schedules Incorporated. The Exhibits and Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 17.9    Offsets, Counterclaims and Defenses.
Any assignee of Lender’s interest in and to this Agreement, the Security Instrument, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 17.10    No Joint Venture or Partnership; No Third Party Beneficiaries.
(a)    Borrower and Lender intend that the relationships created under this Agreement, the Security Instrument, the Note and the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender or to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.
(b)     This Agreement, the Security Instrument, the Note and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement, the Security Instrument, the Note or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict

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compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
(c)    The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Property, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property. Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Property.
(d)    Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations under the Leases; or (ii) any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.
(e)    By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.
(f)    Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Security Instrument and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 3 of this Agreement without any obligation to investigate the Property and notwithstanding any investigation of the Property by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept the this Agreement, the Note, the Security Instrument and the other Loan Documents in the absence of the warranties and representations as set forth in Article 3 of this Agreement.
Section 17.11    Publicity; Advertising.
(a)    All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to this Agreement, the Note, the Security Instrument or the other Loan Documents or the financing evidenced by this Agreement, the Note, the Security Instrument or the other Loan Documents, to Lender or any of its Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld, provided, that Borrower shall be permitted to disclose the terms of the financing evidenced by this Agreement and the other Loan Documents to the extent necessary to comply with Applicable Law.
(b)    Borrower hereby agrees that Lender and its affiliated entities, including, without limitation, Wells Fargo & Company and its subsidiaries, may publicly identify details of the Loan in their respective advertising and public communications of all kinds, including, but not limited

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to, press releases, direct mail, newspapers, magazines, journals, e-mail or internet advertising or communications. Such details may include the name of the Property, the address of the Property, the amount of the Loan, the Closing Date, and a description of the size and location of the Property.
Section 17.12    Conflict; Construction of Documents; Reliance.
In the event of any conflict between the provisions of this Agreement and the Security Instrument, the Note or any of the other Loan Documents, the provisions of this Agreement shall control. Wherever the phrase “during the continuance of an Event of Default” or the like appears herein or in any other Loan Document, such phrase shall not mean or imply that Lender has any obligation to accept a cure of such Event of Default. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Agreement, the Note, the Security Instrument and the other Loan Documents and this Agreement, the Note, the Security Instrument and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under this Agreement, the Note, the Security Instrument and the other Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse-to or competitive with the business of Borrower or its Affiliates.
Section 17.13    Entire Agreement.
This Agreement, the Note, the Security Instrument and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents.
Section 17.14    Liability.
If Borrower consists of more than one person, the obligations and liabilities of each such person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.
Section 17.15    Duplicate Originals; Counterparts.
This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:
DAYTON MALL II, LLC,
a Delaware limited liability company

By:	DAYTON MALL VENTURE, LLC,
a Delaware limited liability company, its sole equity member
By:    GLIMCHER DAYTON MALL, INC.,
a Delaware corporation, its Managing Member

By:    /s/ Mark E. Yale
Mark E. Yale
Executive Vice President,
Chief Financial Officer and Treasurer

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:    /s/ Jeffrey L. Cirillo
    Name: Jeffrey L. Cirillo
Title: Director

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EXHIBIT A
ADDITIONAL DEFINITIONS

“Actual Debt Service Coverage Ratio” shall mean as of the last day of the calendar month immediately preceding the applicable date of calculation, the quotient obtained by dividing (1) the Adjusted Net Cash Flow by (2) the aggregate principal and interest projected to be due and payable over the twelve (12) month period subsequent to the date of calculation (interest only periods will be disregarded for purposes of this calculation). Borrower shall deliver to Lender such information as is reasonably required for Lender to make all applicable calculations. Lender’s calculation of the Actual Debt Service Coverage Ratio, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.
“Adjusted Net Cash Flow” shall mean Underwritten NOI minus (a) normalized tenant improvement and leasing commission expenditures equal to $0.88 per square foot per annum, and (b) normalized capital improvements equal to $0.20 per square foot per annum.
“Debt Yield” shall mean as of the last day of the calendar month immediately preceding the applicable date of calculation, a percentage calculated by multiplying (1) a fraction, the numerator of which is the Underwritten NOI and the denominator of which is the original principal balance of the Loan by (2) one hundred (100). Lender’s calculation of the Debt Yield, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.
“Underwritten NOI” shall mean Underwritten EGI minus Underwritten Operating Expenses.
INCOME
“Underwritten EGI” shall mean Net Rental Income plus Other Income minus Bad Debt and Rent Concessions.
“Net Rental Income” shall mean Gross Potential Rent plus Expense Reimbursements minus Vacancy Deduction plus Percentage Rent.
“Gross Potential Rent” shall mean gross potential rent, computed in accordance with accounting principles reasonably acceptable to Lender, based on the most recent rent roll annualized, which should include (a) effective rent for occupied space (that is, actual rent collected from tenants in actual physical occupancy pursuant to valid Leases (which may be adjusted downward by Lender to reflect a market occupancy cost of no greater than 20%, provided, however, no occupancy cost adjustment shall be made for service industry Tenants, jewelry store Tenants, cellular phone store Tenants, food court Tenants or Tenants who have not reported full trailing twelve (12) month sales figures), provided that to the extent a particular tenant is either in a scheduled rent concession period at the time of determination or has a rent concession period scheduled in the future, such tenant’s annualized rent shall be adjusted by Lender to reflect a normalized annualized amount unless no

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future rent is scheduled to be received from such tenant in which case no rent will be included for such tenant) and (b) market rents for vacant space.
“Expense Reimbursements” shall mean expense reimbursements as determined from the most recent operating statement, to the extent deemed recurring and sustainable, determined on a trailing 12-month basis (which should include actual expense reimbursements for occupied space and market expense reimbursements for vacant space and newly-leased space); provided, however, that total Expense Reimbursements cannot exceed one hundred percent (100%) of Borrower’s actual Operating Expenses.
“Vacancy Deduction” shall be determined by multiplying Gross Potential Rent and Expense Reimbursements by the greatest of (a) the actual vacancy at the Property at the time of determination, and (b) an imputed vacancy rate of 5.0%.
“Percentage Rent” shall mean percentage rent as determined from the most recent operating statement, to the extent deemed recurring and sustainable, determined on a trailing 12-month basis.
“Other Income” shall mean all other applicable income as determined from the most recent operating statement for the Property at the time of determination, to the extent such income is deemed recurring and sustainable, determined on a trailing 12-month basis, computed in accordance with accounting principles reasonably acceptable to Lender, including, without limitation (and without duplication), parking income, cellular tower income, vending income and other similar items. Notwithstanding the foregoing, Other Income will not include insurance proceeds (other than proceeds of rent loss, business interruption or other similar Insurance allocable to the applicable period); Condemnation proceeds (other than Condemnation proceeds arising from a temporary taking or the use and occupancy of all or part of the applicable Property allocable to the applicable period); proceeds of any financing; proceeds of any sale, exchange or transfer of the Property or any part thereof or interest therein (including proceeds of any sales of furniture, fixtures and equipment); capital contributions or loans to Borrower or an Affiliate of Borrower; any item of income otherwise includable in Other Income but paid directly by any tenant to a Person other than Borrower; any other extraordinary, non-recurring revenues; payments paid by or on behalf of any tenant under a Lease which is the subject of any proceeding or action relating to its bankruptcy, reorganization or other arrangement pursuant to the Bankruptcy Code or any similar federal or state law or which has been adjudicated a bankrupt or insolvent unless such Lease has been affirmed by the trustee in such proceeding or action pursuant to a final, non-appealable order of a court of competent jurisdiction; payments paid by or on behalf of any tenant under a Lease the demised premises of which are not occupied either by such tenant or an affiliate or sublessee thereof; payments paid by or on behalf of any tenant under a Lease in whole or partial consideration for the termination of any Lease; sales tax rebates from any Governmental Authority; sales, use and occupancy taxes on receipts required to be accounted for by Borrower to any Governmental Authority; refunds and uncollectible accounts; interest income from any source; unforfeited security deposits, utility and other similar deposits; income from tenants not paying rent; or any disbursements to Borrower from the Reserve Funds.
“Bad Debt” shall mean debt that remains uncollectible after reasonable efforts have been exhausted to collect the debt. Bad Debt will be determined on a trailing 12-month basis.

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“Rent Concessions” shall mean any remaining rent concessions for the Leases used to determine Gross Potential Rent (other than any concessions already accounted for in the determination of Gross Potential Rent above) to the extent such rent concessions relate to the forward 12-month period at the time of determination.
EXPENSE
“Underwritten Operating Expenses” shall mean projected annualized Operating Expenses based on a trailing 12-month period adjusted upwards or downwards in Lender’s reasonable discretion by anticipated changes in Operating Expenses.
“Operating Expenses” shall mean all expenses, computed in accordance with accounting principles reasonably acceptable to Lender, of whatever kind and from whatever source, relating to the ownership, operation, repair, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including, without limitation (and without duplication): Taxes (based on the most current bill annualized, subject to adjustment by Lender to take into account any change in assessment that has not yet been reflected in the most current tax bill); Insurance Premiums (based on the most current premium annualized); management fees (whether or not actually paid) equal to the greater of the actual management fees or 4.0% of Underwritten EGI; costs attributable to the ordinary operation, repair and maintenance of the Improvements; common area maintenance costs; advertising and marketing expenses; professional fees; license fees; general and administrative costs and expenses; utilities; payroll, benefits and related taxes and expenses; janitorial expenses; computer processing charges; operating equipment or other lease payments as approved by Lender; ground lease payments; bond assessments; and other similar costs and expenses; in each instance, unless otherwise noted, only to the extent actually paid for by Borrower (the foregoing expenses being referred to herein as “Actual Operating Expenses”). Notwithstanding the foregoing, Operating Expenses shall not include debt service (including principal, interest, impounds and other reserves), capital expenditures, tenant improvement costs, leasing commissions or other expenses which are paid from escrows required by the Loan Documents; any payment or expense for which Borrower was or is to be reimbursed from proceeds of the loan or insurance or by any third party; federal, state or local income taxes; any non-cash charges such as depreciation and amortization; and any item of expense otherwise includable in Operating Expenses which is paid directly by any tenant except real estate taxes paid directly to any taxing authority by any tenant.
In making the calculations described herein, applicable line items may be adjusted by Lender in its reasonable discretion (a) to accurately reflect the amounts of any extraordinary non-recurring items in the relevant period and to reflect on a pro rata basis those items on an annual or semi-annual basis and (b) to reflect Leases (and projected changes to the applicable line items above) which are either (i) anticipated to terminate within the 90 days of the date of calculation or (ii) executed with creditworthy tenants with rent commencement dates scheduled to occur within 90 days of the date of calculation.
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SCHEDULE I

Immediate Repair Description	Amount
1. Replacement of the east roof and JC Penney roof	$1,494,401
2. Skylight Replacement	$20,000
3. Asphalt Paving Repair	$2,600

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SCHEDULE II

ORGANIZATIONAL CHART

(attached hereto)

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DAYTON MALL

PROPOSED SPE STRUCTURE CHART
(Dayton Mall II, LLC)

[Note: Ownership percentages in Glimcher Properties Limited Partnership are as of 12/31/11]

Glimcher affiliates and Unrelated parties
2.348538% limited
Glimcher Properties Limited Partnership, a Delaware limited partnership
97.475327% limited
Glimcher Realty Trust, a Maryland REIT
0.176135% general
100%
Glimcher Properties Corporation, a Delaware corporation
99% member
1.0% Managing member
Dayton Mall Venture, LLC, a Delaware limited liability company
Glimcher Dayton Mall, Inc., a Delaware corporation
100% sole equity member
Dayton Mall II, LLC, a Delaware limited liability company
(fee owner of real estate)

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SCHEDULE III

DESCRIPTION OF REA’S
1.    Operating Agreement dated August 21, 1968 between Federated Department Stores, Inc. (“Federated”), Sears, Roebuck and Co. (“Sears”), Dayton Mall, Inc. (“Original Developer”), and HKL Enterprises (“Original Owner”), as amended by that certain First Amendment of Operating Agreement dated July 1, 1969 between Federated, Sears, Original Developer and Original Owner, as further amended by that certain Amendment to First Amendment of Operating Agreement and Certificate dated February 26, 1971 between Federated, Sears, Original Developer and Original Owner, as further amended by that certain Amendment to Operating Agreement dated June 30, 1976 between Federated, Sears, Original Developer and Original Owner, as further amended by that certain Second Amendment of First Amendment of Operating Agreement dated April 6, 1977 between Federated, Sears, Original Developer and Original Owner, as further amended by that certain Third Amendment of Operating Agreement dated April 1, 1985 between Federated, Sears and JMB Group 1 Trust (“JMB Group”), as further amended by that certain Fourth Amendment to Operating Agreement dated September 22, 1994 between Sears and JMB Group, as further amended by that certain Fifth Amendment to Operating Agreement dated November 30, 1994 between Sears, Mercantile Properties, Inc. (“Mercantile”), The McAlpin Company (“McAlpin”) and JMP Group, and as further amended by that certain Sixth Amendment to Operating Agreement dated as August 15, 2012 between Sears, Macy’s Retail Holdings, Inc. (“Macy’s”), Elder Ohio I Delaware Business Trust (“Elder Ohio I”), The Elder-Beerman Stores Corp. (“Elder Beerman”) and Dayton Mall Venture, LLC (“Prior Owner”), as supplemented by that certain Supplement to Operating Agreement dated August 21, 1968 between Sears and Original Developer, as further supplemented by that certain Second Supplement to Operating Agreement dated April 1, 1985 between Sears and Original Developer, as further supplemented by that certain Third Supplement to Operating Agreement dated April 1, 1985 between Sears and JMB Group, as further supplemented by that certain Fourth Supplement to Operating Agreement dated November 30, 1994 between Sears and JMB Group, as further supplemented by that certain Fifth Supplement Agreement to Operating Agreement dated as of August 15, 2012 between Sears and Prior Owner, as further supplemented by that certain Supplemental Agreement to Operating Agreement dated November 30, 1994 between JMB Group, Mercantile and McAlpin, as further supplemented by that certain First Amendment to Supplemental Agreement to Operating Agreement dated April 15, 1998 between Prior Owner, Elder Ohio I and Elder-Beerman, as further supplemented by that certain Second Amendment to Supplement Agreement to Operating Agreement dated as of August 15, 2012 between Prior Owner, Elder Ohio I and Elder-Beermna, as further supplemented by that certain Supplement to Operating Agreement dated August 21, 1968 between Federated and Original Developer and as further supplemented by that certain Second Supplement to Operating Agreement dated August 21, 1968 between Federated and Original Developer, as further supplemented by that certain Amended and Restated Supplemental Agreement dated as of August 15, 2012 between Prior Owner and Macy’s.

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SCHEDULE IV

EXISTING LEASES

	Existing TI Lease	Allocated Amount

1.	Dick’s Sporting Goods	$ 150,000

2.	Dress Barn	$ 456,667

	Total	$ 606,667

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